Exhibit 99.1

For further information: Michele Lopiccolo, VP, Investor Relations Phone 504/576-4879, Fax 504/576-2897 mlopicc@entergy.com
INVESTOR NEWS

August 4, 2009
ENTERGY REPORTS SECOND QUARTER EARNINGS

NEW ORLEANS – Entergy Corporation reported second quarter 2009 earnings of $1.14 per share on an as-reported basis and $1.23 per share on an operational basis, as shown in Table 1 below.  A more detailed discussion of quarterly results begins on page 2 of this release.

Table 1: Consolidated Earnings – Reconciliation of GAAP to Non-GAAP Measures
Second Quarter and Year-to-Date 2009 vs. 2008
(Per share in U.S. $)
	Second Quarter			Year-to-Date
	2009	2008	Change	2009	2008	Change
As-Reported Earnings	1.14	1.37	(0.23)	2.35	2.93	(0.58)

Less Special Items	(0.09)	(0.09)	-	(0.17)	(0.09)	(0.08)

Operational Earnings	1.23	1.46	(0.23)	2.52	3.02	(0.50)

Weather Impact	(0.01)	0.05	(0.06)	(0.03)	0.02	(0.05)

Operational Earnings Highlights for Second Quarter 2009

•	Utility, Parent & Other’s results were modestly lower due to lower net revenue and higher expenses that offset the benefit of lower income tax expense during the quarter.
•
Entergy Nuclear’s earnings decreased as a result of lower production due to additional refueling outage and unplanned outage days and a significant impairment recorded on decommissioning trust fund investments.

•	Entergy’s Non-Nuclear Wholesale Assets results improved primarily as a result of lower income tax expense during the quarter.

“While financial and commodity markets present near-term challenges, we remain committed to executing on the opportunities we have at hand and creating new ones consistent with the opportunities of a changed economic climate,” said J. Wayne Leonard, Entergy’s chairman and chief executive officer.  “At the same time, we are very attentive to managing risks with uncertainties around the economy, markets, pending legislation and new technologies.”

Table of Contents	Page

I.    Consolidated Results
II.   Utility, Parent & Other Results
III.  Competitive Businesses Results
IV.  Other Financial Performance Highlights
V.   Business Separation
VI.  Appendices
  A.Spin-off of Non-Utility Nuclear Business
  B.Variance Analysis and Special Items
  C.Regulatory Summary
  D.Financial Performance Measures and Historical Performance Measures
  E.Planned Capital Expenditures
  F.Definitions
  G.GAAP to Non-GAAP Reconciliations
VII. Financial Statements
2 3 4 5 9 9 10 13 15 20 22 23 25 27

Entergy’s business highlights include the following:

•
Entergy Texas, Inc. reached an agreement in principle that should resolve all issues in its storm recovery case through an unopposed settlement agreement.  Legislation was also enacted, providing long sought clarity, mandating that all activities relating to Transition to Competition be ceased.

•	Entergy Nuclear received a pair of Top Industry Practice awards from the Nuclear Energy Institute, out of 14 industry-wide awards presented by the industry trade group each year.
•
Entergy filed a motion in its New York proceeding on its non-utility nuclear spin-off reorganization proposal requesting procedures and a schedule that would support closing the transaction this year.  The Administrative Law Judges ruled that a decision on the motion would come after reviewing the amended petition expected to be filed around August 10, 2009.

Entergy will host a teleconference to discuss this release at 10:00 a.m. CDT on Tuesday, August 4, 2009, with access by telephone, 719-457-2080, confirmation code 4219567.  The call and presentation slides can also be accessed via Entergy’s Web site at www.entergy.com.  A replay of the teleconference will be available for seven days thereafter by dialing 719-457-0820, confirmation code 4219567.  The replay will also be available on Entergy’s Web site at www.entergy.com.

I.	Consolidated Results

Consolidated Earnings

Table 2 provides a comparative summary of consolidated earnings per share for second quarter 2009 versus 2008, including a reconciliation of GAAP as-reported earnings to non-GAAP operational earnings.  Utility, Parent & Other’s operational earnings were modestly lower due to lower net revenue and higher expenses that offset the benefit of lower income tax expense.  The higher as-reported results for Utility, Parent & Other reflect a reduction in the current quarter of the special item for outside services expenses for the spin-off.  Entergy Nuclear’s earnings decreased as a result of lower revenue due to lower production resulting from additional planned refueling and unplanned outage days and a significant impairment on decommissioning trust fund investments.  As-reported results for Entergy Nuclear were further reduced by the special item for spin-off dis-synergies.  Entergy’s Non-Nuclear Wholesale Assets business reported improved earnings primarily as a result of lower income tax expense during the quarter.

Table 2: Consolidated Earnings – Reconciliation of GAAP to Non-GAAP Measures Second Quarter and Year-to-Date 2009 vs. 2008 (see Appendix F for definitions of certain measures)
(Per share in U.S. $)
	Second Quarter			Year-to-Date
	2009	2008	Change	2009	2008	Change
As-Reported
Utility, Parent & Other	0.68	0.62	0.06	1.00	1.11	(0.11)
Entergy Nuclear	0.40	0.73	(0.33)	1.32	1.84	(0.52)
Non-Nuclear Wholesale Assets	0.06	0.02	0.04	0.03	(0.02)	0.05
Consolidated As-Reported Earnings	1.14	1.37	(0.23)	2.35	2.93	(0.58)

Less Special Items
Utility, Parent & Other	(0.01)	(0.09)	0.08	(0.06)	(0.09)	0.03
Entergy Nuclear	(0.08)	-	(0.08)	(0.11)	-	(0.11)
Non-Nuclear Wholesale Assets	-	-	-	-	-	-
Consolidated Special Items	(0.09)	(0.09)	-	(0.17)	(0.09)	(0.08)

Operational
Utility, Parent & Other	0.69	0.71	(0.02)	1.06	1.20	(0.14)
Entergy Nuclear	0.48	0.73	(0.25)	1.43	1.84	(0.41)
Non-Nuclear Wholesale Assets	0.06	0.02	0.04	0.03	(0.02)	0.05
Consolidated Operational Earnings	1.23	1.46	(0.23)	2.52	3.02	(0.50)
Weather Impact	(0.01)	0.05	(0.06)	(0.03)	0.02	(0.05)

Detailed earnings variance analysis is included in Appendix B-1 and Appendix B-2 to this release.  In addition, Appendix B-3 provides details of special items shown in Table 2 above.

Consolidated Net Cash Flow Provided by Operating Activities

Entergy’s net cash flow provided by operating activities in second quarter 2009 was $642 million compared to $465 million in second quarter 2008.  The increase was due primarily to:

•	a deferred fuel contribution of $350 million at the Utility
•	lower income tax payments of $93 million at Utility, Parent and Other
•	lower working capital requirements of $28 million at Non-Nuclear Wholesale Assets

Offsets include:

•	higher working capital requirements of $160 million at the Utility
•	lower Entergy Nuclear revenues of $62 million due to additional outages
•	refueling outage costs and higher expenses at Entergy Nuclear associated with spin-off dis-synergies totaling $52 million

Table 3 provides the components of net cash flow provided by operating activities contributed by each business with quarter-to-quarter and year-to-date comparisons.

Table 3: Consolidated Net Cash Flow Provided by Operating Activities
Second Quarter and Year-to-Date 2009 vs. 2008
(U.S. $ in millions)
	Second Quarter			Year-to-Date
	2009	2008	Change	2009	2008	Change
Utility, Parent & Other	523	242	281	650	365	285
Entergy Nuclear	119	253	(134)	372	594	(222)
Non-Nuclear Wholesale Assets	-	(30)	30	(6)	(45)	39
Total Net Cash Flow Provided by Operating Activities	642	465	177	1,016	914	102

II.	Utility, Parent & Other Results

In second quarter 2009, Utility, Parent & Other’s as-reported earnings were $0.68 per share compared to $0.62 per share in second quarter 2008.  On an operational basis, second quarter 2009 earnings for Utility, Parent & Other were $0.69 per share versus $0.71 per share in the same quarter last year.  Operational results for Utility, Parent & Other in second quarter 2009 reflect lower net revenue driven primarily by a regulatory charge associated with a May 2009 Federal Energy Regulatory Commission (FERC) order.  Higher expenses also contributed to lower results in the current quarter.  Partially offsetting these items were benefits from lower income tax expense.

Electricity usage, in gigawatt-hour sales by customer segment, is included in Table 4.  Current quarter sales reflect the following:

•	Residential sales in second quarter 2009, on a weather-adjusted basis, were nearly flat, with only a 0.2 percent decrease compared to second quarter 2008.
•	Commercial and governmental sales, on a weather-adjusted basis, decreased 1.0 percent year over year.
•	Industrial sales in the second quarter were down 9.7 percent compared to the same quarter of 2008.

The weak economy affected customer usage across all customer segments, most notably in the industrial sector.  Industrial sales in the second quarter 2009 for large customers were led by weaknesses in chemicals, primary metals and refining.  Small and mid-sized industrial customers also continue to be negatively affected by overseas competition.  Excluding the regulatory charge noted above, net revenue increased modestly in part due to the fact that a significant portion of the industrial customer bill is based on a fixed charge basis that does not vary linearly with volume changes.  Also, net revenue included contributions from the warmer-than-normal weather experienced at the end of the second quarter 2009 primarily reflected in unbilled sales.

Table 4 provides a comparative summary of the Utility’s operational performance measures.

Table 4: Utility Operational Performance Measures
Second Quarter and Year-to-Date 2009 vs. 2008 (see Appendix F for definitions of measures)

	Second Quarter				Year-to-Date
	2009	2008	% Change	% Weather Adjusted	2009	2008	% Change	% Weather Adjusted
GWh billed
Residential	7,100	7,372	-3.7%	-0.2%	14,992	15,384	-2.5%	-1.1%
Commercial and governmental	7,095	7,275	-2.5%	-1.0%	13,851	14,081	-1.6%	-1.1%
Industrial	8,790	9,730	-9.7%	-9.7%	16,929	19,107	-11.4%	-11.4%
Total Retail Sales	22,985	24,377	-5.7%	-4.3%	45,772	48,572	-5.8%	-5.2%
Wholesale	1,313	1,440	-8.8%		2,700	2,729	-1.1%
Total Sales	24,298	25,817	-5.9%		48,472	51,301	-5.5%
O&M expense	$20.96	$19.48	7.6%		$19.75	$18.37	7.5%
Number of retail customers
Residential					2,330,337	2,311,624	0.8%
Commercial and governmental					346,414	343,445	0.9%
Industrial					43,864	45,427	-3.4%

Appendix C provides information on selected pending local and federal regulatory cases.

III.	Competitive Businesses Results

Entergy’s competitive businesses include Entergy Nuclear and Non-Nuclear Wholesale Assets.

Entergy Nuclear

Entergy Nuclear earned $0.40 per share on an as-reported basis and $0.48 per share on an operational basis in second quarter 2009, compared to $0.73 per share on as-reported and operational bases in second quarter 2008.  Entergy Nuclear’s earnings decreased as a result of a decline in revenue from lower generation due to additional refueling and unplanned outage days in the current quarter and the scheduled reduction in revenue amortization for the Palisades below-market Power Purchase Agreement.  Lower operation and maintenance expense during the quarter partially offset lower revenue.  In addition, Entergy Nuclear’s second quarter 2009 earnings reflect a significant impairment on decommissioning trust investments, exceeding the amount recorded in the same period last year.  Finally, as-reported results were further reduced by the special item for spin-off dis-synergies.

Table 5 provides a comparative summary of Entergy Nuclear’s operational performance measures.

Table 5: Entergy Nuclear Operational Performance Measures
Second Quarter and Year-to-Date 2009 vs. 2008 (see Appendix F for definitions of measures)

	Second Quarter			Year-to-Date
	2009	2008	% Change	2009	2008	% Change
Net MW in operation	4,998	4,998	-	4,998	4,998	-
Average realized price per MWh	$59.22	$58.22	2%	$61.66	$59.89	3%
Production cost per MWh	$24.30	$23.11	5%	$23.69	$21.50	10%
Non-fuel O&M expense/purchased power per MWh (a)	$25.33	$23.42	8%	$23.80	$21.76	9%
GWh billed	8,980	10,145	-11%	19,054	20,905	-9%
Capacity factor	81%	92%	-12%	87%	95%	-8%
Refueling outage days:
Indian Point 2	-	19		-	26
Indian Point 3	15	-		36	-
Palisades	32	-		41	-
Pilgrim	31	-		31	-

(a)	Second quarter and year-to-date 2009 exclude the effect of the special item for non-utility nuclear spin-off dis-synergies.

Entergy Nuclear’s sold forward position is 87 percent, 81 percent, and 54 percent of planned generation at average prices per megawatt-hour of $62, $58 and $56, for the second half of 2009, 2010, and 2011, respectively.  Table 6 provides capacity and generation sold forward projections for Entergy Nuclear.

Table 6: Entergy Nuclear’s Capacity and Generation Projected Sold Forward
2009 through 2013 (see Appendix F for definitions of measures)
	Remainder of 2009	2010	2011	2012	2013
Energy
Planned TWh of generation	22	40	41	41	40
Percent of planned generation sold forward (b)
Unit-contingent	49%	46%	37%	18%	12%
Unit-contingent with availability guarantees	38%	35%	17%	7%	6%
Firm LD	-%	-%	-%	-%	-%
Total	87%	81%	54%	25%	18%
Average contract price per MWh (c)	$62	$58	$56	$54	$50

Capacity
Planned net MW in operation	4,998	4,998	4,998	4,998	4,998
Percent of capacity sold forward
Bundled capacity and energy contracts	26%	26%	25%	18%	16%
Capacity contracts	58%	35%	26%	10%	-%
Total	84%	61%	51%	28%	16%
Average capacity contract price per kW per month	$2.4	$3.3	$3.6	$3.6	-

Blended Capacity and Energy Recap (based on revenues)
Percent of planned energy and capacity sold forward	91%	81%	54%	22%	15%
Average contract revenue per MWh (c)	$64	$60	$59	$56	$50

(b) A portion of EN’s total planned generation sold forward is associated with the Vermont Yankee contract for which pricing may be adjusted.
(c) Average contract prices exclude payments that may be owed under the value sharing agreement with the New York Power Authority.

Non-Nuclear Wholesale Assets

Entergy’s Non-Nuclear Wholesale Assets’ second quarter as-reported and operational earnings were $0.06 per share in 2009 compared to $0.02 per share a year ago.  Business results improved primarily due to lower income tax expense.

IV.	Other Financial Performance Highlights

Earnings Guidance

As a result of financial market conditions resulting in recognition of additional decommissioning trust impairments, and further decline in power prices for Entergy Nuclear’s open position, Entergy revised its 2009 as-reported earnings guidance to a range of $6.00 to $6.60 per share.  The revised as-reported estimate incorporates year-to-date spin-off expenses for outside services, in addition to projected dis-synergies associated with the spin-off of Entergy’s non-utility nuclear business and plans to enter into a nuclear services joint venture, both discussed below and in Appendix A.  2009 operational earnings guidance was revised to a range of $6.20 to $6.80 per share.  Entergy had previously indicated that should the current economic climate and power prices on Entergy Nuclear’s open position persist for the balance of 2009, earnings could approach the lower end of the then-guidance ranges of $6.56 to $7.16 per share on an as-reported basis and $6.70 to $7.30 per share on an operational basis.  Year-over-year changes are shown as point estimates and are applied to 2008 actual results to compute the 2009 guidance midpoint.  Drivers for the revised 2009 operational guidance range are listed separately.  Because there is a range of possible outcomes associated with each earnings driver, a range is applied to the calculated guidance midpoints to produce Entergy’s guidance ranges for as-reported and operational earnings.  2009 earnings guidance is detailed in Table 7 below.

Table 7: 2009 Earnings Per Share Guidance – As-Reported and Operational
(Per share in U.S. $) – Revised July 2009
Segment	Description of Drivers	2008 Earnings Per Share	Expected Change	2009 Guidance Midpoint	2009 Guidance Range

Utility, Parent & Other	2008 Operational Earnings per Share	2.43
	Adjustment to normalize weather		0.02
	Increased net revenue due to sales growth and rate actions		0.45
	Decreased O&M expense		0.25
	Decreased income taxes		0.15
	Accretion/other		0.15
	Subtotal	2.43	1.02	3.45

Entergy Nuclear	2008 Operational Earnings per Share	4.07
	Increased net revenue due to higher pricing, lower volume		0.25
	Increased O&M/RFO expense		(0.05)
	Increased income taxes		(0.60)
	Accretion/other		(0.02)
	Subtotal	4.07	(0.42)	3.65

Non-Nuclear Wholesale Assets	2008 Operational Earnings per Share	0.01
	Increased losses		(0.11)
	Subtotal	0.01	(0.11)	(0.10)

Consolidated Operational	2008 Operational Earnings per Share	6.51	0.49	7.00
	Impairments recognized on certain decommissioning trust investments at Entergy Nuclear through June 30, 2009		(0.24)
	Reduced market prices on Entergy Nuclear’s open position/other		(0.26)
	Revised 2009 Operational Earnings per Share Guidance Range	6.51	(0.01)	6.50	6.20 – 6.80

Consolidated As-Reported	2008 As-Reported Earnings per Share	6.20
	Changes detailed above		(0.01)
	2009 Entergy Nuclear spin-off dis-synergies		(0.14)
	2009 Non-utility nuclear spin-off expenses for outside services at Utility, Parent & Other through June 30, 2009		(0.06)
	2008 Non-utility nuclear spin-off expenses for outside services at Utility, Parent & Other		0.28
	2008 dilution effect – unsuccessful remarketing		0.03
	Revised 2009 As-Reported Earnings per Share Guidance Range	6.20	0.10	6.30	6.00 – 6.60

Key assumptions supporting 2009 earnings guidance are as follows:

Utility, Parent & Other
•	Normal weather
•	Retail sales growth just under 3 percent, considering effects of 2008 hurricanes and industrial expansion; nearly flat on a normalized basis excluding hurricane effect and industrial expansion
•	Increased revenue associated with rate actions
•
Decreased non-fuel operation and maintenance expense, due to absence of Entergy Arkansas’ 4th quarter 2008 charge associated with non-recovery of storm reserve and removal costs; inflation essentially offset by cost reduction initiatives

•	Decreased income taxes due to lower effective tax rate in 2009 compared to 2008
•
Accretion/other is primarily driven by carrying costs recorded on unrecovered storm costs in 2009, and lower interest expense at the Parent due to lower debt outstanding and lower interest rate on corporate revolver, partially offset by higher depreciation expense associated with capital additions

Entergy Nuclear
•	41 TWh of total output, reflecting an approximate 93 percent capacity factor, including 30 day refueling outages at Pilgrim and Palisades and 38 days at Indian Point 3 in Spring 2009
•	86 percent of energy sold under existing contracts; 14 percent sold into the spot market
•	$61/MWh average energy contract price; $58/MWh average unsold energy price based on published market prices at the end of 2008 (see Revised 2009 Guidance Range below)
•	Palisades below-market PPA revenue amortization of $53 million in 2009, down from $76 million in 2008
•	Non-fuel O&M/refueling outage expense growth of approximately 2 percent
•	Increased income taxes due to higher effective tax rate in 2009 compared to 2008

Non-Nuclear Wholesale Assets
•	Increased losses associated with a business that targets a break-even operation

Share Repurchase Program
•	2009 average fully diluted shares outstanding of approximately 194 million (including effect of equity units conversion)

Effective Income Tax Rate
•	2009 assumes an overall effective income tax rate of 37 percent

Revised 2009 Guidance Range
•
Impairments recognized on certain decommissioning trust investments at Entergy Nuclear through June 30, 2009 in the amount of $(0.24) per share; earnings guidance does not incorporate assumptions reflecting decommissioning asset performance as financial market outcomes are outside of Entergy Nuclear’s control and difficult to predict, particularly the broader financial markets in uncertain times

•	$40/MWh average Entergy Nuclear unsold energy price based on year-to-date prices and balance of year pricing around the mid-$30/MWh range based on published power prices as of July 17, 2009

Earnings guidance for 2009 should be considered in association with earnings sensitivities as shown in Table 8. These sensitivities illustrate the estimated change in operational earnings resulting from changes in various revenue and expense drivers.  Utility sales are expected to be the most significant variable for 2009 results for Utility, Parent & Other.  At Entergy Nuclear, energy prices are expected to be the most significant driver of results in 2009.  Estimated annual impacts shown in Table 8 are intended to be indicative rather than precise guidance.

Table 8: 2009 Earnings Sensitivities
(Per share in U.S. $)
Variable	2009 Guidance Assumption	Description of Change	Estimated Annual Impact (d)
Utility, Parent & Other
Sales growth Residential Commercial/Governmental Industrial	Just under 3% total sales growth	1% change in Residential MWh sold 1% change in Comm/Govt MWh sold 1% change in Industrial MWh sold	- / + 0.05 - / + 0.04 - / + 0.02
Rate base	Growing rate base	$100 million change in rate base	- / + 0.03
Return on equity	See Appendix C	1% change in allowed ROE	- / + 0.33
Entergy Nuclear
Capacity factor	93% capacity factor	1% change in capacity factor	- / + 0.08
Energy price	14% energy unsold at $40/MWh in 2009	$10/MWh change for unsold energy	- / + 0.18
Non-fuel operation and maintenance expense	$23/MWh non-fuel operation and maintenance expense/purchased power	$1 change per MWh	- / + 0.13
Outage (lost revenue only)	93% capacity factor, including refueling outages for three northeast units	1,000 MW plant for 10 days at average portfolio energy price of $61/MWh for sold and $40/MWh for unsold volumes in 2009	- 0.04 / n/a

(d) Based on 2008 operational average fully diluted shares outstanding of approximately 196 million.

Liquidity

At the end of the second quarter, Entergy had $1.3 billion of cash and cash equivalents on hand on a consolidated basis.  Entergy also has additional financing authority, subject to debt covenants, including undrawn revolving credit facility capacity of $1.6 billion at the end of the second quarter.  Entergy routinely tests the adequacy of its liquidity under various stress scenarios and believes its current liquidity position affords the desired level of financial flexibility.  Entergy Corporation’s revolving credit facility requires it to maintain a consolidated debt ratio of 65 percent or less of its total capitalization.  Utility company credit facilities also have similar covenants.

For 2009, Entergy projected consolidated net liquidity sources of approximately $2.9 billion taking into consideration its liquidity position at December 31, 2008 and other projected sources and uses of liquidity generated in 2009.  Primary sources included projected undrawn revolving credit facility capacity, operating cash flow, and planned financing/refinancing activity, primarily for Entergy Texas and other Utility Operating Companies, as well as the refinancing of $500 million of Entergy Corporation Senior Notes.  Uses focused on meeting debt maturities in the fourth quarter and other voluntary debt repayment (primarily pursuant to Entergy Texas’ Debt Assumption Agreement and for revolving credit facilities), Equity Units conversion of $500 million debt to equity, as well as capital expenditures, dividend payments and share repurchases.

During the second quarter, Entergy Mississippi sold $150 million of first mortgage bonds.  Also in May, Entergy Texas successfully completed another bond offering, increasing its year-to-date bond financing total to $650 million.  Entergy expects there will be similar windows of opportunity to access the credit markets in the remainder of 2009.  In addition, higher than projected storm expenditures for the January ice storm in Arkansas and hurricanes Gustav and Ike will result in lower cash flow.  Finally, the revised 2009 earnings guidance includes some drivers that are expected to further reduce operating cash flow.  After taking these factors into consideration, Entergy continues to see its net liquidity sources above $2 billion, affording the desired level of financial flexibility on a consolidated basis from a liquidity perspective.

Table 9 provides a summary of liquidity sources and uses from December 31, 2008 through December 31, 2009.

Table 9: Entergy Corporation Liquidity-Sources and Uses December 31, 2008 through December 31, 2009
(U.S. $ in billions) – Prepared January 2009
From 12/31/2008 through 12/31/2009 (e)
Cash and cash equivalents at December 31, 2008	1.9
Undrawn revolving credit facility capacity	2.6
Operating cash flow (f)	2.8
Planned financing/refinancing	2.0
Total liquidity sources	9.3
Debt maturities/voluntary repayment	(3.3)
Capital expenditures	(2.2)
Return of capital (dividends, net share repurchases)	(0.7)
Fuel purchases, decommissioning trust, other	(0.2)
Total liquidity uses	(6.4)
Net liquidity sources	2.9

(e) Sources and uses are reported on a business as usual basis and do not incorporate potential spin-off debt transactions.
(f) Assumes receipt of storm securitization proceeds for Entergy Texas and cash tax payments lower than statutory rate.

Debt Maturities

Debt maturities in 2009 include just over $500 million in the fourth quarter.   Entergy Arkansas’ $88 million credit facility agreement is effective through April 2010.  Revolving credit facilities for Entergy Mississippi totaling $60 million mature in May 2010.  The remaining credit facilities expire in 2012.

Table 10 provides details on Entergy’s debt maturities.

Table 10: Entergy Corporation and Subsidiaries Debt Maturity Schedule (g)(h)
(U.S. $ in millions)
Maturities	4Q 2009	2010	2011		2012		2013	+
Utility	219	457	280	(i)	236	(i)	5,836	(i)
Entergy Nuclear	22	31	31		30		97
Parent Company and Other Business Segments	267	275	86		2,435		-
Total	508	763	397		2,701		5,933

(g)	Long-term debt, including current portion, reported on a business as usual basis; does not incorporate potential spin-off debt transactions.
(h)	Excludes $180 million long-term DOE obligation and $508 million total lease obligations for Waterford 3 and Grand Gulf.
(i)
Pursuant to the jurisdictional separation of Entergy Gulf States, Entergy Texas has until December 31, 2010 to repay debt assumed under the debt assumption agreement including $92 million otherwise due in 2011, $64 million in 2012 and $387 million due in 2013+.

V.	Business Separation

On November 3, 2007, Entergy’s Board of Directors approved a plan to pursue a separation of the non-utility nuclear business from Entergy’s regulated utility business through a tax-free spin-off of the non-utility nuclear business.  Enexus Energy Corporation will be a new, independent publicly traded company.  In addition, Entergy and Enexus intend to enter into a nuclear services joint venture, with equal ownership.  EquaGen LLC has been selected as the name for the joint venture.

Progress achieved since the last quarter update and/or current status include:
•
Entergy has filed a motion in New York outlining enhancements to the spin-off reorganization proposal and requesting procedures and a schedule to enable the report of the presiding Administrative Law Judges (ALJs) to be issued in time for the New York Public Service Commission to issue a final order no later than its regularly scheduled November meeting; ALJs have ruled that a decision on Entergy’s motion will be considered after reviewing the company’s amended petition expected to be filed in August

•	Entergy has received a six month extension of the Nuclear Regulatory Commission’s approval for the spin-off to January 28, 2010
•	Entergy and Enexus remain in a rolling readiness posture

Enexus intends to file a petition in August with the NYPSC addressing amendments to the reorganization proposal to further enhance Enexus’ already robust financial strength and flexibility, including:
•	A $1.0 billion reduction in long-term bonds to $3.5 billion
•	A commitment to reserve at least $350 million of liquidity
•	An increase in the initial cash balance left at Enexus to $750 million from the original $250 million
•
A revised reorganization plan to transfer approximately 20 percent of the Enexus shares to a trust, to be exchanged for Entergy shares on a tax-free basis within a fixed period of time following the spin-off; this exchange is commonly referred to in tax-free reorganizations as a split-off and facilitates the enhancements listed above

The state regulatory decisions and financing continue as the critical path items.  The rolling readiness posture enables Entergy to execute the spin-off following receipt of regulatory approvals and once the timing is right to access the credit markets, both on acceptable terms.

Additional information on the spin-off including proposed new business structure, leadership teams, business overviews, financial aspirations, and a transaction timeline including regulatory filing status are included in Appendix A of this release.

VI.	Appendices

Seven appendices are presented in this section as follows:

•
Appendix A includes information on Entergy’s plan to separate the non-utility nuclear business from Entergy’s regulated utility business through a tax-free spin-off of the non-utility nuclear business.

•	Appendix B includes earnings per share variance analysis and detail on special items that relate to the current quarter and year-to-date results.
•	Appendix C provides information on selected pending local and federal regulatory cases.
•	Appendix D provides financial metrics for both current and historical periods. In addition, historical financial and operating performance metrics are included for the trailing eight quarters.
•	Appendix E provides a summary of planned capital expenditures for the next three years.
•	Appendix F provides definitions of the operational performance measures and GAAP and non-GAAP financial measures that are used in this release.
•	Appendix G provides a reconciliation of GAAP to non-GAAP financial measures used in this release.

A.	Spin-off of Non-Utility Nuclear Business

Appendix A provides information on Entergy’s planned spin-off of its non-utility nuclear business.

Appendix A: Spin-off of Non-Utility Nuclear Business

The announced spin-off of Entergy’s non-utility nuclear business will establish a new independent, publicly traded company.  Enexus Energy Corporation has been selected as the name of the new company.  In addition, Entergy and Enexus intend to enter into a nuclear services joint venture, with equal ownership.  EquaGen LLC has been selected as the name for the joint venture.  Below are transaction details, including enhancements to the transaction proposed by Entergy to be filed in an amended petition with the New York Public Service Commission, and other information on Entergy, Enexus and EquaGen.

New Business Structure
Upon completion of the spin-off transaction, Entergy Corporation’s shareholders will own 100 percent of the common equity of Entergy and receive a distribution of approximately 80 percent of Enexus’ common equity.  Entergy will transfer the remaining Enexus common equity to a trust.  Within a fixed period of time after the spin-off, Entergy is expected to exchange the Enexus shares retained in the trust for Entergy shares.  This exchange is commonly referred to in a tax-free reorganization as a split-off.  Enexus shares not ultimately exchanged, if any, will be distributed to Entergy shareholders.  Enexus’ business is expected to be comprised of the non-utility nuclear assets, including the Pilgrim Nuclear Station in Plymouth, Mass., the James A. FitzPatrick and Indian Point Energy Center plants in Oswego and Buchanan, N.Y., respectively, the Palisades plant in Covert, Mich., and the Vermont Yankee plant in Brattleboro, Vt., and a power marketing operation.  Entergy’s business will be comprised of the current six regulated utility operating subsidiaries, System Energy Resources, Inc., the related services subsidiaries System Fuels, Inc., Entergy Operations, Inc. and Entergy Services, Inc., and the remaining Entergy subsidiaries.  The newly created joint venture, EquaGen, is expected to operate the nuclear assets owned by Enexus.  EquaGen is also expected to offer nuclear services to third parties, including decommissioning, plant relicensing and plant operations for others.

The joint venture operating structure ensures that the core nuclear operations expertise currently in place at each of the non-utility nuclear plants will remain for Enexus after the spin-off.  Entergy Nuclear Operations, Inc., the current NRC-licensed operator of the non-utility nuclear plants, is expected to be wholly-owned by EquaGen and will remain the operator of the plants after the separation.  Entergy Operations, Inc., the current NRC-licensed operator of Entergy’s utility nuclear plants, will also remain in place as a wholly-owned subsidiary of Entergy and will continue to be the operator of the utility nuclear plants.  The decision to retain the existing operators for the nuclear stations reflects Entergy’s commitment to maintaining safety, security and operational excellence.

Leadership Team
The Entergy Board of Directors has approved certain elements of the leadership structure and designated individuals who will fill key board and management roles. The EquaGen Board of Managers will be comprised of equal membership from both Entergy and Enexus.

Brief Overview of Each Business
After completion of the business separation, Entergy will consist of the current six electric utility subsidiaries in four contiguous states with generating capacity of more than 22,000 megawatts and 15,000 miles of transmission lines.  Entergy will be a customer service-focused electric and gas utility with a unique growth opportunity through its portfolio transformation strategy that benefits customers.  The company will deliver electricity to 2.7 million customers in Arkansas, Louisiana, Mississippi, and Texas and will remain headquartered in New Orleans, LA.

Enexus is expected to own nearly 5,000 megawatts of nuclear generation, most of which is located in the northeastern United States.  This location has some of the highest average regional power prices in the United States both today and expected into the future through at least 2020.  The company will be headquartered in Jackson, MS.

EquaGen is expected to be owned 50 percent each by Entergy and Enexus, and expected to have operating responsibility for Enexus’ nuclear fleet.  As a premier nuclear operator, the joint venture will have broad nuclear experience building and operating boiling and pressurized water reactor technologies.  EquaGen is expected to be uniquely positioned to grow through offerings of nuclear operating expertise, as well as ancillary nuclear services to third parties, including plant decommissioning and relicensing.  The company will be headquartered in Jackson, MS.

Financial Aspirations
The companies will continue to aspire to deliver superior value to owners as measured by total shareholder return.  The companies believe top-quartile shareholder returns are achieved by growing earnings, delivering returns at or above the risk-adjusted cost of capital, maintaining credit quality and flexibility, and deploying capital in a disciplined manner, whether for new investments, share repurchases, dividends or debt retirements.

Proposed amendments in the spin-off transaction structure as described above are intended to further enhance the already robust financial flexibility and strength of Enexus, while at the same time providing Entergy an opportunity to achieve its financial aspirations.  Financial aspirations through 2012 include the following:

Top-quartile total shareholder return:
•
Entergy:  6-8 percent annual earnings per share growth, a 70 to 75 percent dividend payout ratio target, and retirement of shares through a combination of a new share repurchase program and the exchange of Enexus shares for Entergy shares post-spin; share repurchases up to $0.5 billion have already been authorized by the Entergy Board of Directors, with the balance to be authorized and to commence following completion of spin-off

•
Enexus:  $2 billion in earnings before interest, income taxes, depreciation and amortization and interest and dividend income (EBITDA), a non-GAAP financial measure defined in Appendix F, by 2012 (which assumes an average power price on open positions of roughly $95/MWh on existing plants or deployment of capital resulting in additional earnings potential) generating cash flow for investment which would create additional EBITDA, debt repayment capacity and/or distributions through share repurchases in the range of up to $0.5 billion to $1 billion annually

Credit quality and flexibility to manage risk and act on opportunities:
•	Entergy: investment grade credit with a lower risk profile
•
Enexus: strong merchant credit, relative to others (subject to market terms and conditions, Enexus expects to execute $3.5 billion of long-term bond financing, excluding financings for liquidity purposes)

The amount of repurchases may vary as a result of material changes in business results or capital spending or new investment opportunities.  Entergy and Enexus further acknowledge that limitations presented by the current depressed power prices in markets where Enexus sells power create implications for near-term financial results.  Should these conditions extend for a prolonged period, financial aspirations would likely be affected. At the same time, current market conditions also create potential capital deployment opportunities for companies with ample liquidity which in turn creates opportunity to grow EBITDA.

2012 aspirations can be considered in association with financial sensitivities as shown in Table 11.  These sensitivities illustrate the estimated change in aspiration resulting from changes in aspiration drivers.  Estimated impacts shown in Table 11 are intended to be illustrative.

Table 11: 2012 Financial Sensitivities
Aspiration	2012 Aspiration Assumption	Drivers	Estimated Annual Impact
Entergy			(Per share in U.S. $) (j)

Earnings growth	6 - 8% earnings per share CAGR; 50% from post-spin share repurchase program/split-off exchange and balance from Utility organic growth
1% sales growth
$100 million/year investment in service
1% change in allowed ROE
1% change in non-fuel operation and maintenance expense
$100 million change in debt
$500 million share repurchase post-spin
- / + 0.11 + 0.03 - / + 0.33 - / + 0.06 - / + 0.02 +0.12 - 0.15
Enexus			(EBITDA in U.S. $; millions)

EBITDA	$2 billion EBITDA	+0 - 1,500 Btu/KWh heat rate expansion +$0 - 30/ton CO2 +$0 - 4/kW-mo. capacity price - / + $0 - 2/MMBtu change in gas price	Up to 400 Up to 600 Up to 200 Down/Up to 600
	Up to $0.5 - $1 billion annual share repurchase, debt repayment and/or investment capacity	$1 billion investment, assuming 40-year life and 13% weighted average cost of capital	+ 200
(j) Based on estimated 2009 average fully diluted shares outstanding of approximately 194 million.

Transaction Timing

The state regulatory decisions and financing continue as the critical path items.  Due to a longer regulatory approval process than originally expected, Entergy and Enexus remain in a rolling readiness posture.  This strategy enables Entergy to execute the spin-off following receipt of regulatory approvals and once the timing is right to access the credit markets, both on acceptable terms.  The transaction is expected to close on a month end.  The transactions are subject to various approvals, outlined in the following table.  Final terms of the transactions and spin-off completion are subject to the subsequent approval of the Entergy Board of Directors.  Citigroup and Goldman Sachs are serving as Entergy’s financial advisors in this process.

Proceeding	Pending Regulatory Approvals – Spin-Off of Non-Utility Nuclear Business
Nuclear Regulatory Commission
The NRC approved Entergy Nuclear Operations, Inc.’s (ENO) application on July 28, 2008 with the approval effective for a period of one year. In May 2009, ENO filed a request for extension of the approval for six months, through January 28, 2010, and the NRC approved the extension on July 24, 2009.

Vermont Public Service Board
Request:  On January 28, 2008, pursuant to 30 V.S.A. Sections 107, 108, 231 and 232, Entergy Nuclear Vermont Yankee, L.L.C. (EVY) and ENO requested approval from the Vermont Public Service Board (VPSB) for the indirect transfer of control, consent to pledge assets, guarantees and assignments of contracts, amendment to Certificate of Public Good (CPG) to reflect name change, replacement of guaranty and substitution of a credit support agreement.
Recent Activity:  None
Next Steps:  All scheduled procedural steps have been completed and a decision from the VPSB is now pending.  ENO will supply supplemental data to the VPSB outlining the enhanced transaction structure to be detailed in the amended petition expected to be filed in New York shortly (see below).
Other Background:  Under Vermont law, approval requires a finding that actions promote the general good of the state.  In accordance with the VPSB scheduling order, testimony has been filed and the discovery process is complete.  Two days of technical hearings were held on July 29 and 30, 2008, and final reply briefs were filed on August 20, 2008.  The fundamental positions of the parties remain essentially unchanged with opposition to the spin-off coming from the Department of Public Service, and support for the spin-off coming from the Vermont Utilities.

New York Public Service Commission
Request:  On January 28, 2008, pursuant to New York State Public Service Law (NYPSL) Sections 69 and 70, Entergy Nuclear FitzPatrick, L.L.C. (ENFP), Entergy Nuclear Indian Point 2 and 3, L.L.C. (ENIP2 & 3), ENO and corporate affiliate Enexus (formerly referred to as NewCo and SpinCo) filed a petition with the New York Public Service Commission (NYPSC) requesting a declaratory ruling regarding corporate reorganization or in the alternative an order approving the transaction and an order approving debt financing.  Petitioners also requested confirmation that the corporate reorganization will not have an impact on ENFP’s, ENIP2 & 3’s, and ENO’s status as lightly regulated entities, given they will continue to be competitive wholesale generators.
Recent Activity:  Settlement discussions were recently terminated without an agreement being reached.  On July 13, 2009, Entergy filed a Motion with the NYPSC requesting procedures and a schedule that would support a decision by the Commission at its November 15, 2009 scheduled meeting which would then allow for a closing by year-end.  On July 29, 2009, the ALJs ruled that a decision on Entergy’s Motion would be made after reviewing the company’s amended petition that is expected to be filed in August.
Next Steps:  Entergy plans to file an amended petition around August 10, 2009 to include details on its current transaction proposal including enhancements to its original petition focused on the liquidity and financial resources to be made available to Enexus.
Other Background:  Entergy requested that the NYPSC consider the spin-off transaction consistent with a lightened regulatory regime for wholesale generators in New York, including owners and operators of nuclear generating facilities, under which PSL 70 review of changes in ownership is not required.  Approval under Section 70 of the NYPSL requires a finding that actions are in the public interest.  Three parties filed comments in response to Entergy’s petition, and several other parties also requested to be added to the service list for the proceeding.  In response to Entergy’s petition, in an order dated May 23, 2008, the NYPSC declined to issue a declaratory ruling approving the transaction and to consider the transaction as one consistent with lightly-regulated generators under PSL 70.  In its order, the NYPSC noted that these nuclear plants “are crucial to the adequacy of generation supply within New York” and as such additional proceedings were deemed necessary.  The NYPSC established a 60 day discovery period, which initially expired on July 22, 2008, but was extended for a short period by the two assigned ALJs and expired on September 29, 2008.  The fundamental positions of the parties remain essentially unchanged with opposition to the spin-off coming from the Attorney General of New York and Westchester County, New York.  Support for the spin-off, conditioned on specific financial parameters, has come from the staff of the NYPSC.  On October 23, 2008, the ALJs issued notification to all parties that from their review of the submissions, all issues of fact and policy material to the relief requested by Petitioners have been thoroughly addressed by the parties, an adequate record for decision is available to the Commission, and no further formal proceedings are warranted.  On December 11, 2008, notice was provided that the parties intended to conduct a settlement discussion which to date has not yielded an acceptable agreement.

Federal Energy Regulatory Commission
FERC approved the ENO application on June 12, 2008.  The approval remains effective for a reasonable period of time assuming the proposed transaction is not materially altered.  Entergy expects to supply additional data to FERC given the enhancements to the transaction.

Securities and Exchange Commission
Request/Recent Activity:   None
Next Steps:  The SEC is expected to ultimately declare the filing effective shortly before the spin-off is consummated.
Other Background:  Pursuant to Section 12 of the 34 Exchange Act, a Form 10 information statement is required to be filed to register securities with the SEC.  The Information Statement will be furnished in connection with the distribution by Entergy to its common shareholders of approximately 80% of the common stock of Enexus. The information statement describes the distribution in detail and contains information about Enexus, its business, financial condition and operations.  The Form 10 is subject to review and comments by the SEC staff and will need to be declared effective prior to the distribution.  The Form 10 was initially filed on May 12, 2008, with first, second, and third amendments filed on July 31, September 12, and November 21, 2008.  The SEC comments to date have related primarily to accounting and disclosure items.  Entergy currently plans to file a fourth amendment to the Form 10 on a schedule that takes into account a variety of factors including the status of regulatory proceedings, financing plans associated with the spin-off transaction, and overall transaction timing.

B.	Variance Analysis and Special Items

Appendix B-1 and Appendix B-2 provide details of second quarter and year-to-date 2009 vs. 2008 earnings variance analysis for “Utility, Parent & Other,” “Competitive Businesses,” and “Consolidated.”

Appendix B-1: As-Reported Earnings Per Share Variance Analysis
Second Quarter 2009 vs. 2008
(Per share in U.S. $, sorted in consolidated
column, most to least favorable)	Utility, Parent & Other		Competitive Businesses		Consolidated

2008 earnings	0.62		0.75		1.37
Income taxes – other	0.12	(k)	0.07	(k)	0.19
Other operation & maintenance expense	0.05	(l)	(0.01)		0.04
Taxes other than income taxes	0.02		(0.01)		0.01
Interest and other charges	(0.03)		0.02		(0.01)
Decommissioning expense	-		(0.01)		(0.01)
Nuclear refueling outage expense	(0.01)		(0.01)		(0.02)
Depreciation/amortization expense	(0.03)		(0.01)		(0.04)
Other income (deductions)	(0.01)		(0.10)	(m)	(0.11)
Net revenue	(0.05)	(n)	(0.23)	(o)	(0.28)
2009 earnings	0.68		0.46		1.14

Appendix B-2: As-Reported Earnings Per Share Variance Analysis
Year-to-Date Second Quarter 2009 vs. 2008
(Per share in U.S. $, sorted in consolidated
column, most to least favorable)	Utility, Parent & Other		Competitive Businesses		Consolidated

2008 earnings	1.11		1.82		2.93
Income taxes – other	0.08	(k)	0.06	(k)	0.14
Interest and other charges	-		0.06	(p)	0.06
Decommissioning expense	(0.01)		(0.01)		(0.02)
Nuclear refueling outage expense	(0.02)		(0.01)		(0.03)
Other operation & maintenance expense	-		(0.06)	(q)	(0.06)
Taxes other than income taxes	(0.05)	(r)	(0.02)		(0.07)
Depreciation/amortization expense	(0.06)	(s)	(0.02)		(0.08)
Other income (deductions)	-		(0.17)	(m)	(0.17)
Net revenue	(0.05)	(n)	(0.30)	(o)	(0.35)
2009 earnings	1.00		1.35		2.35

(k)	Quarter and year-to-date variances are primarily driven by the decrease of valuation allowances on loss carryovers.
Utility Net Revenue Variance Analysis 2009 vs. 2008 ($ EPS)
Second Quarter		Year-to-Date
Weather	(0.06)	Weather	(0.05)
Sales growth/ pricing	0.07	Sales growth/ pricing	0.03
Other	(0.06)	Other	(0.03)
Total	(0.05)	Total	(0.05)
(l)	Lower expense in the quarter primarily reflects lower outside services to pursue the non-utility nuclear spin-off recorded at the Parent.
(m)	The decrease in the quarter and year-to-date is due primarily to impairments associated with decommissioning trust fund investments exceeding similar impairments recorded in 2008.
(n)	The decrease in the quarter and year-to-date is due primarily to a regulatory charge at Entergy Texas associated with a May 2009 Federal Energy Regulatory Commission Order.
(o)
The decrease in the quarter and year-to-date is due primarily to lower revenues at Entergy Nuclear from lower production due to an increased number of planned refueling outages and lower revenue amortization related to the Palisades below-market Power Purchase Agreement.  Second quarter results also decreased due to additional unplanned outages at Entergy Nuclear.

(p)
The year-to-date variance is due primarily to lower intercompany interest charges which has no effect on consolidated results.  The corresponding reduction in intercompany other income (deductions) at Utility, Parent & Other is partially offset by carrying charges on storm costs for hurricanes Gustav and Ike recorded in Texas and Louisiana.

(q)
Non-utility nuclear spin-off dis-synergy expenses incurred at Entergy Nuclear resulted in higher expense on a year-to-date basis.  Partially offsetting these expenses in the second quarter was the deferral of costs for later amortization to support additional refueling outage activities at Entergy Nuclear.

(r)	The year-to-date increase in other taxes is due primarily to an absence of the effects of a favorable resolution of a tax audit issue in first quarter 2008, which is partially offset in net revenue.
(s)	Higher depreciation expense from increased plant in service at the Utility drove the year-to-date variance.

Appendix B-3 lists special items by business with quarter-to-quarter and year-to-date comparisons.  Amounts are shown on both earnings per share and net income bases.  Special items are those events that are less routine, are related to prior periods, or are related to discontinued businesses.  Special items are included in as-reported earnings per share consistent with generally accepted accounting principles (GAAP), but are excluded from operational earnings per share.  As a result, operational earnings per share is considered a non-GAAP measure.

Appendix B-3: Special Items (shown as positive / (negative) impact on earnings)
Second Quarter and Year-to-Date 2009 vs. 2008
(Per share in U.S. $)
	Second Quarter			Year-to-Date
	2009	2008	Change	2009	2008	Change
Utility, Parent & Other
Non-utility nuclear spin-off expenses	(0.01)	(0.09)	0.08	(0.06)	(0.09)	0.03
Competitive Businesses
Entergy Nuclear
Non-utility nuclear spin-off dis-synergies	(0.08)	-	(0.08)	(0.11)	-	(0.11)
Non-Nuclear Wholesale Assets	-	-	-	-	-	-
Total Competitive Businesses	(0.08)	-	(0.08)	(0.11)	-	(0.11)
Total Special Items	(0.09)	(0.09)	-	(0.17)	(0.09)	(0.08)

(U.S. $ in millions)

	Second Quarter			Year-to-Date
	2009	2008	Change	2009	2008	Change
Utility, Parent & Other
Non-utility nuclear spin-off expenses	(2.1)	(18.3)	16.2	(12.7)	(18.3)	5.6
Competitive Businesses
Entergy Nuclear
Non-utility nuclear spin-off dis-synergies	(15.1)	-	(15.1)	(21.7)	-	(21.7)
Non-Nuclear Wholesale Assets	-	-	-	-	-	-
Total Competitive Businesses	(15.1)	-	(15.1)	(21.7)	-	(21.7)
Total Special Items	(17.2)	(18.3)	1.1	(34.4)	(18.3)	(16.1)

C.	Regulatory Summary

Appendix C provides a summary of selected regulatory cases and events that are pending.
Appendix C: Regulatory Summary Table
Company/ Proceeding	Authorized ROE	Pending Cases/Events
Retail Regulation
Entergy Arkansas	9.9%
Recent activity:  On July 2, 2009, EAI filed a notification with the APSC that it intends to file an application for a general change in rates, charges and tariffs within 60 to 90 days.
Background:  EAI implemented its last base rate change, a $5.1 million rate reduction, on August 29, 2007.

Storm Cost Recovery:  EAI continues to prepare for its ice storm filing targeted for fourth quarter 2009.  EAI also resolved its 2008 extraordinary storm cost audit with the APSC Staff and intervenors, resulting in a proposed final recovery amount of $17.4 million.
Background:  As a result of the 2007 rate case order, EAI was required to discontinue storm reserve accounting and became subject to an annual $14.4 million budget for allowed storm recovery by the APSC.  In its subsequent December 2007 consolidated order, the APSC indicated that it was open to consideration of alternative extraordinary storm restoration cost methodologies that are both fair and reasonable to rate payers and in the public interest.  On December 19, 2008, the APSC approved EAI’s request to defer 2008 extraordinary storm restoration costs for recovery via the Storm Damage Rider in 2009, and recovery thereof commenced in January.  EAI’s filing proposed the underlying costs would be subject to a cost estimate true-up, audit and an earnings review, with any over-earnings to be applied to the deferral balance.  In January 2009, EAI was struck by a severe ice storm with restoration cost estimates standing at $120 to $140 million.  Considering the magnitude of the statewide storm damages, the Arkansas legislature passed legislation authorizing storm reserve accounting in March 2009, followed by the enactment of storm securitization legislation in April.  Both pieces of legislation are effective for storms occurring on or after January 1, 2009.  At the end of March, EAI filed a petition with the APSC to establish storm reserve accounting pursuant to the legislation.  In the interim, the APSC approved on March 6, 2009 EAI’s application for an accounting order authorizing the deferral of the operating and maintenance cost portion of the ice storm restoration costs pending their recovery.  On April 1, 2009, EAI filed its earnings analysis test pursuant to the 2008 extraordinary storm recovery order indicating a $40.1 million revenue deficit and a resulting 7.9% regulatory ROE.

White Bluff Environmental Controls Project:  The APSC adopted a procedural schedule concluding with hearings in February 2010.  EAI and the White Bluff plant co-owners filed supplemental testimony in the proceeding in early July, with the co-owners generally indicating that the plant represents a reliable, low cost baseload capacity resource even after considering the cost of installing scrubbers.  On June 26, 2009, EAI filed to implement an interim surcharge for the project pursuant to Act 310, effective the first billing cycle in July and subject to refund.  In July, the APSC Staff filed a motion requesting an APSC order on several Act 310 issues to which EAI filed its response.
Background:  On March 27, 2009, EAI petitioned the APSC to undertake the Environmental Controls project that will install scrubbers and low NOx burners at the co-owned White Bluff coal plant at an expected total cost of approximately $1.0 billion, with EAI’s share at $631 million.  White Bluff Units 1 and 2 are required to meet more stringent NOx and SO2 limits by 2013 in order to comply with the Arkansas Department of Environmental Quality State Implementation Plan regulations implementing the United States Environmental Protection Agency’s Regional Haze Rule.  To continue operating, White Bluff must install pollution control technology.  EAI has conducted economic analysis comparing the Environmental Controls project to other supply options for capacity and energy and concluded the project is the lowest reasonable cost alternative under a wide range of assumptions.  EAI intends to recover costs pursuant to Act 310 through an interim rate schedule to be amended approximately every six months to capture ongoing costs.  Act 310 permits utilities to recover costs associated with government-mandated expenditures and investments required for the protection of public health, safety and the environment through a surcharge outside the normal rate case process.  The interim surcharge is effective until the implementation of new rate schedules in connection with the next general rate filing of a utility.

Entergy Gulf States Louisiana	9.90% - 11.40%
Recent activity: The LPSC Staff continues to review the 2007 test year Formula Rate Plan (FRP) filing.  Rate changes to date for the filing, subject to refund, include the $5.6 million revenue deficiency plus $21.2 million for capacity cost recovery.  In the interim, while EGSL continued its discussions with the LPSC Staff to renew its formula rate plan and resolve outstanding issues, at its July Business and Executive session, a bridge agreement was approved whereby EGSL’s base rates will remain unchanged, but the LPSC approved capacity cost adjustments.  The net increase in capacity costs of $5 million will be deferred for future recovery.  EGSL will also report back to the LPSC in September on the status of negotiations.
Background:  In March 2005, the LPSC approved a Global Settlement which established an FRP with a 10.65% ROE midpoint and a +/- 75 basis point bandwidth and a recovery mechanism for Commission-approved capacity additions.  Earnings outside the bandwidth are allocated prospectively, 60% to customers and 40% to the company.  On August 25, 2008, EGSL filed to implement rates for the 2007 test year filing subject to refund effective for the first billing cycle of September.  The August 25, 2008 filing indicated a 9.23% ROE, which is below the allowed bandwidth.  The $5.6 million revenue deficiency was partially offset by $4.1 million reduced capacity cost recovery, with subsequent capacity approvals increasing rates an additional $25.3 million.  On September 29, 2008, EGSL filed to implement a further increase for the Ouachita Purchased Power Agreement (PPA) and filed on November 25, 2008 to implement an increase for the Calpine Carville PPA.  The 2006 test year filing was the third of three approved filings by the LPSC.  The FRP may be extended by mutual agreement of EGSL and the LPSC, and the parties agreed to extend the FRP one additional year.  EGSL is interested in pursuing a further extension.

Appendix C: Regulatory Summary Table (continued)
Company/ Proceeding	Authorized ROE	Pending Cases/Events
Retail Regulation
Entergy Gulf States Louisiana (continued)
Storm Cost Recovery:  EGSL initiated its storm recovery proceeding for hurricanes Gustav and Ike on May 11, 2009.  The filing seeks recovery of $241.9 million, primarily related to costs incurred through February 28, 2009.  On an LPSC jurisdictional basis after considering interim funding from storm reserves and projected carrying charges, the net request is $150.7 million.  EGSL is also seeking to replenish its storms reserves in the amount of $90 million.  Pursuant to the procedural schedule established in July, EGSL plans to submit a supplemental filing on August 18, 2009 recommending a method for recovery.  Options under consideration include traditional base rate recovery or securitization under Act 64 or Act 55 (the alternate methodology used for hurricanes Katrina and Rita).  Hearings are scheduled for March 2010.
Background:  In lieu of seeking interim recovery, on October 9, 2008, EGSL accessed $85 million of storm reserves funded by securitized debt proceeds.  On October 15, 2008, the LPSC approved EGSL’s request to defer and accrue carrying cost on unrecovered storm expenditures during the period the company seeks regulatory recovery.  The approval was without prejudice to the ultimate resolution of the total amount of prudently incurred storm cost or final carrying cost rate.  New securitization legislation was not needed, as existing legislation extends to Gustav and Ike.

Entergy Louisiana	9.45% - 11.05%
Recent activity: The test year 2006 and 2007 FRP outcomes remain pending.  In the interim, while ELL continued its discussions with the LPSC Staff to renew its formula rate plan and resolve outstanding issues, at its July Business and Executive session, a bridge agreement was approved whereby ELL’s base rates will remain unchanged, but the LPSC approved capacity cost adjustments.  The net decrease in capacity costs of $17 million will be used to increase the storm reserve accrual.  ELL will also report back to the LPSC in September on the status of negotiations.
Background:  In May 2005, the LPSC approved a settlement reestablishing the Company’s FRP with a 10.25% ROE midpoint and a +/- 80 basis point bandwidth and a recovery mechanism for Commission-approved capacity additions.  Earnings outside the bandwidth are allocated prospectively, 60% to customers and 40% to the company.  The 2007 test year filing is the third of three approved filings by the LPSC.  The FRP may be extended by the mutual agreement of ELL and the LPSC.  ELL is interested in pursuing an extension.  ELL’s 2006 test year filing made in May 2007 indicated a 7.6% ROE.  On September 27, 2007, ELL implemented an $18.4 million increase, subject to refund, $23.8 million representing a 60% adjustment to reach the bottom of the FRP band, net of $5.4 million for reduced capacity cost recovery.   The LPSC allowed ELL to defer the difference between the $39.8 million requested for unrecovered fixed costs for extraordinary customer losses associated with Hurricane Katrina and the $23.8 million 60% adjustment as a regulatory asset, pending ultimate LPSC resolution of the 2006 FRP filing.  On October 29, 2007, ELL implemented a $7.1 million FRP decrease which is primarily due to the reclassification of certain franchise fees from base rates to collection via a line item on customer’s bills pursuant to an LPSC General Order.  On August 25, 2008, ELL filed to implement rates for the 2007 test year filing subject to refund, effective for the first billing cycle of September.  The August 25, 2008 filing indicated a 9.14% ROE, which is below the allowed bandwidth.  The new rates reflect a $4.3 million revenue deficiency plus $12.6 million of additional capacity cost recovery.  ELL continued to pursue extraordinary customer losses in its 2007 test year filing by submitting a second scenario of the filing reflecting unrecovered fixed costs.  ELL continues to seek resolution of its 2006 test year FRP filing, including extraordinary customer loss recovery, and a hearing was conducted at the end of September 2008.  On March 23, 2009, the Administrative Law Judge (ALJ) ruled against ELL on 2006 test year issues subject to hearing in the fall of 2008.  On April 6, 2009, ELL filed exceptions to the proposed ALJ recommendations on the three remaining issues, Cash Point, stock options and fixed cost contribution from lost customers.  LPSC Staff and intervenors have since filed replies to ELL’s exceptions.  The ALJ will submit a final recommendation to the LPSC for a vote which could come this fall.

Storm Cost Recovery:  ELL initiated its storm recovery proceeding for hurricanes Gustav and Ike on May 11, 2009.  The filing seeks recovery of $392.3 million, primarily related to costs incurred through February 28, 2009.  On an LPSC jurisdictional basis after considering interim funding from storm reserves and projected carrying charges, the net request is $261.9 million.  ELL is also seeking to replenish its storms reserves in the amount of $200 million.  Pursuant to the procedural schedule established in July, ELL plans to submit a supplemental filing on August 18, 2009 recommending a method for recovery.  Options under consideration include traditional base rate recovery or securitization under Act 64 or Act 55 (the alternate methodology used for hurricanes Katrina and Rita).  Hearings are scheduled for March 2010.
Background:  In lieu of seeking interim recovery, on October 9, 2008, ELL accessed $134 million of storm reserves funded by securitized debt proceeds.  On October 15, 2008, the LPSC approved ELL’s request to defer and accrue carrying cost on unrecovered storm expenditures during the period the company seeks regulatory recovery.  The approval was without prejudice to the ultimate resolution of the total amount of prudently incurred storm cost or final carrying cost rate.  New securitization legislation was not needed, as existing legislation extends to Gustav and Ike.

Little Gypsy Repowering:  In May 2009, the LPSC unanimously accepted ELL’s recommendation and issued an order finding that ELL’s decision to place the Little Gypsy project in longer-term suspension of 3 years or more was in the public interest and prudent, without prejudice to issues of prudence of timing of decisions, project management, whether ELL may recover project costs from retail customers and the manner of that recovery and whether the project should be canceled or abandoned as opposed to merely suspended.  The quarterly monitoring plan was suspended indefinitely, with ELL instead working cooperatively with the LPSC Staff keeping them informed of activities associated with suspending the project and terminating current contracts related to the project.  On or before September 1, 2009, ELL will either file an application setting forth what project costs it seeks to recover from retail customers or alternatively will file a report on the status of efforts to terminate the project in an orderly way.  On or before, December 15, 2011, ELL will report to the LPSC and its Staff whether or not it intends to re-initiate the project, including a detailed discussion of the basis for the decision.  ELL also dismissed its proceeding to recover cash earnings on Construction Work in Progress (CWIP) for the Little Gypsy Project as well as the

Appendix C: Regulatory Summary Table (continued)
Company/ Proceeding	Authorized ROE	Pending Cases/Events
Retail Regulation
Entergy Louisiana (continued)
Waterford 3 Steam Generator Project, as discussed below.
Background:  On November 8, 2007, the LPSC voted unanimously to approve ELL’s request to repower the 538 MW Little Gypsy unit to utilize CFB technology relying on a dual-fuel approach (petroleum coke and coal), an action that could reduce Louisiana customers’ dependence on natural gas.  The approval was subject to a number of conditions, including the development and approval of a construction monitoring plan.  The project later experienced a delay resulting from the need to conduct additional environmental analysis (Maximum Achievable Control Technology application) as a result of a federal court decision in February 2008 unrelated to the project.  The additional analysis estimated construction could commence by mid-year 2009 leading to a targeted in service date by mid-year 2013 and resulting in a project cost estimate increase to $1.76 billion.  In February 2009, the Louisiana Department of Environmental Quality issued the new air permit.  On March 11, 2009, the LPSC issued an order directing ELL to temporarily suspend the Little Gypsy Repowering Project and file a report with the LPSC on the economic viability of the project and develop a recommendation regarding whether to delay the project for an extended time.  This action was based upon a number of factors including the recent decline in natural gas prices, as well as environmental concerns, the unknown costs of carbon legislation and changes in the capital/financial markets.  On April 1, 2009, ELL recommended to the LPSC that it continue the temporary project suspension and make a filing with the LPSC seeking a longer-term suspension (three years or more) of the project.  The LPSC order approving the project includes a recovery provision for prudently incurred costs in the event circumstances changed materially.  The filing indicated approximately $160 million of spending through February 28, 2009 and estimated approximately $300 million of total costs if the project is cancelled.  ELL had obtained all major environmental permits required to begin construction.  A longer-term delay places these permits at risk and may adversely affect the project’s economics and technological feasibility in the event the project is re-initiated.

Waterford 3 Steam Generator Replacement:  On July 6, 2009, the LPSC granted ELL’s motion to dismiss, without prejudice, its application seeking recovery of cash earnings on CWIP for the steam generator replacement project, acknowledging ELL’s right, at any time, to seek cash earnings on CWIP if ELL believes that circumstances or projected circumstances are such that a request for cash earnings on CWIP is merited.  The cash earnings on CWIP request had been consolidated with a similar Phase II proceeding for Little Gypsy at the direction of the LPSC which was also dismissed in this same motion.
Background:  On June 26, 2008, ELL petitioned the LPSC to replace two steam generators, the reactor vessel closure head and control drive mechanisms, at an expected cost of $511 million.  The petition seeks relief in two phases.  Phase I seeks certification within 120 days that the public convenience and necessity would be served by undertaking this project.  Among other relief requested, ELL is also seeking approval for the procedure to synchronize permanent base rate recovery when the project is placed in service, via an FRP or base rate filing.  In its Phase II filing, ELL is seeking cash earnings on CWIP.  Due to careful maintenance, Waterford 3 is one of the last nuclear plants of its type to have to replace its steam generators.  Of the 14 plants in the U.S. with similar pressurized water reactor designs, only one other plant has not replaced the equipment already.  Replacing the reactor vessel closure head and control element drive mechanisms at the same time allows ELL to do the work more efficiently and economically.  The long-lead time to design, manufacture and transport some of the required equipment to the site requires approval now in order to perform the project in 2011.  On November 12, 2008, the LPSC approved the stipulated settlement, finding that the decision to undertake this project at an estimated cost of $511 million is prudent and the timing concurrent with the 2011 outage is reasonable.  Prudent costs will be eligible for recovery through ELL’s formula rate plan, if extended, or a base rate case filing.  ELL shall undertake a future prudence review to consider at least project management, cost controls, success in achieving stated objectives, project replacement cost, and outage length / replacement power costs.  ELL will also provide high level quarterly status reports on budget, schedule and business issues.

Entergy Mississippi	11.91% - 14.42%
Recent activity:  On June 30, 2009, the MPSC approved EMI’s 2008 FRP adjustment increase of $14.5 million effective July 1, 2009.  As a result, EMI filed a voluntary motion to dismiss its Mississippi Supreme Court appeal of the 2007 FRP.
Background:  EMI has been operating under a FRP last approved in December 2002.  The FRP allows the company’s earned ROE to increase or decrease within a bandwidth with no change in rates.  Earnings outside the bandwidth are allocated 50% to customers and 50% to the company, but on a prospective basis only.  The plan also provides for performance incentives that can increase or decrease the benchmark ROE by as much as 100 basis points.  On March 14, 2008, EMI made its 2007 test year FRP filing indicating an earned ROE of 9.42% compared to a 12.34% midpoint ROE, including 92 basis points for performance incentives (band is 11.08% - 13.6%).  The filing called for an annual revenue increase of $10.1 million. On June 20, 2008, EMI reached a settlement with the Mississippi Public Utilities Staff (MPUS), resulting in a $3.775 million rate increase.  On January 8, 2009, the MPSC rejected the MPUS settlement, finding that rates currently in effect are just and reasonable and shall continue in effect pending the MPSC’s review of the provisions of the rider FRP and possible amendments thereto.  On January 22, 2009, EMI appealed the MPSC decision to the Mississippi Supreme Court, given the order denied the settlement increase with virtually no explanation. On March 13, 2009, EMI made its 2008 test year FRP filing indicating an earned ROE of 7.41% compared to a 13.16% midpoint ROE, including 69 basis points for performance incentives (band is 11.91% - 14.42%).  The filing indicated a $27 million revenue deficiency, with a $14.5 million maximum increase allowed.  The MPUS disputed the filing, extending the resolution deadline to June 30, 2009.

Appendix C: Regulatory Summary Table (continued)
Company/ Proceeding	Authorized ROE	Pending Cases/Events
Retail Regulation
Entergy Mississippi (continued)
Fuel Recovery/Attorney General Complaint:  The MPSC continues to investigate issues associated with EMI fuel costs and claims raised by the Mississippi Attorney General (AG) going back some 30 years.  On June 30, 2009, the MPSC issued an order authorizing an audit of EMI’s fuel adjustment clause by an independent audit firm.
Background:  The relatively new Commission has been reviewing state utilities’ practices and procedures, most notably related to fuel recovery.  EMI understands the MPSC’s need to obtain more information about past Commission actions, system tariffs, and issues including fuel purchases, fuel costs and power generation needs, and will continue to work with the Commission to inform, respond to questions and develop alternative policies on tariffs if they are found to be in the best interests of customers and fairly balanced with other stakeholder rights.  In addition, the AG issued civil investigative demands directed at EMI and other Entergy companies related to EMI’s fuel adjustment clause and other matters.  The AG voluntarily dismissed this proceeding, and instead filed a complaint in state court in December 2008 against EMI and other Entergy companies alleging, among other things, violations of Mississippi statutes, fraud, and breach of good faith and fair dealing, and requesting an accounting and restitution.  The litigation is wide ranging and relates to tariffs and procedures under which EMI obtains power in the wholesale market to meet electricity demand.  EMI believes the complaint is unfounded, should be resolved in the appropriate regulatory forum and should not be tried in the court of public opinion.  On December 29, 2008, the affected Entergy companies filed to remove the AG’s suit to U.S. District Court (the appropriate forum to resolve the types of federal issues raised in the suit) where it is currently pending, and additionally answered the complaint and filed a counter-claim for injunctive and other relief based upon the Mississippi Public Utilities Act and the Federal Power Act.  The AG has filed a pleading seeking to remand the case to state court.  On February 10, 2009, an independent audit report commissioned by the MPSC to review fuel recovery was issued.  The report indicated that many of EMI’s fuel procurement and adjustment practices are sound and in the customers’ best interest.

Storm Cost Recovery:  EMI continues to evaluate whether the storm restoration costs will meet the threshold to draw upon the reserves.
Background:  EMI’s restoration cost estimate for Hurricane Gustav is $18 to $20 million.  As of the end of June, EMI had $32 million of storm reserves funded by securitized debt proceeds.

Entergy New Orleans	10.7% - 11.5% Electric 10.25% - 11.25% Gas
Recent activity:  Effective June 1, 2009, pursuant to its April rate case settlement, ENOI implemented a total electric bill reduction of $35.3 million, including conversion of the $10.6 million voluntary recovery credit to a permanent reduction and complete realignment of Grand Gulf recovery from fuel to base rates, and a $4.95 million gas rate increase.
Background:  A new three year FRP beginning with the 2009 test year was adopted in ENOI’s rate case settled in April 2009.  Key provisions include an 11.1% electric ROE and a +/- 40 basis point bandwidth and a 10.75% gas ROE with a +/- 50 basis point bandwidth.  Earnings outside the bandwidth reset to the midpoint ROE, with rates changing on a prospective basis depending on whether ENOI is over or under-earning.  The FRP also includes a recovery mechanism for Council-approved capacity additions, plus provisions for extraordinary cost changes and force majeure.  The FRP may be extended by the mutual agreement of ENOI and the City Council of New Orleans.  The settlement also implemented energy conservation and demand programs.

Entergy Texas	10.00%	Recent activity: None. Background: ETI implemented a $46.7 million base rate increase pursuant to its black box rate case settlement effective January 28, 2009, for usage beginning December 19, 2008.

Qualified Power Region:  Pursuant to enacted legislation, on June 30, 2009, ETI filed a petition requesting dismissal of its Transition to Competition (TTC) Plan and ceased all related activities.  A PUCT order dismissing the proceeding was issued on July 30, 2009. Other provisions of the legislation included permitting ETI the opportunity to recover certain transmission costs consistent with other companies outside of ERCOT to the extent not otherwise recovered and additional provisions related to ETI’s obligation to provide a competitive generation tariff.  The legislation indicates the PUCT may initiate a proceeding to certify a power region when conditions supporting such a proceeding exist and that the PUCT may not approve a TTC plan until the expiration of four years from the time the region is certified.
Background:  In December 2006, ETI filed a TTC plan with the PUCT, proposing ETI join ERCOT as it represents the most viable path to full customer choice.  To support a PUCT decision on the appropriate qualified power region, in October and November 2007, the PUCT issued orders in ETI’s TTC case requiring further studies and approving Southwest Power Pool’s (SPP) plan to develop information similar to that prepared by ERCOT and requiring an updated analysis of the benefits of ETI remaining in SERC.  In May 2008, the PUCT issued an order directing ERCOT to update its study.  On April 29, 2009, ETI filed its updated TTC plan indicating that it is agreeable to either stay in the Southeastern Reliability Council (SERC) or move to ERCOT, depending on the PUCT’s policy direction.

Storm Cost Recovery:  On July 31, 2009, ETI reached an agreement in principle that should resolve all issues in its storm cost recovery case through an unopposed settlement.  The agreement in principle had no finding of imprudence.  Other key provisions call for $70 million in anticipated insurance proceeds to be credited as an offset to the securitized amount, subject to true-up based on actual receipts similar to the Hurricane Rita treatment, and a further $11.15 million securitization reduction, which is a black box agreement not directly attributable to any specific individual issues raised.  In addition, the parties commit to work together to expedite the issuance of a securitization financing order by three weeks from the date otherwise expected in order to reduce the carrying charges accruing.  In that regard, ETI initiated its financing order request on July 16, 2009 seeking the issuance of $627.8 million transition bonds in mid-November, including $50.3 million carrying costs.  A prehearing conference in the financing order phase is scheduled for August 4, 2009, and a tentative hearing date has been set for September 25, 2009.
Background:  On April 16, 2009, Governor Perry signed Senate Bill (SB) 769 enacting evergreen securitization legislation for recovery of system restoration costs.  Pursuant to SB 769, the PUCT has 150 days after a company makes its filing to provide an order determining the amount eligible for recovery and

Appendix C: Regulatory Summary Table (continued)
Company/ Proceeding	Authorized ROE	Pending Cases/Events
Retail Regulation
Entergy Texas (continued)
securitization.  A company may file for a financing order prior to the expiration of the 150-day period.  The
PUCT has 90 days after the company makes its filing to issue a financing order, but need not issue an order until it has determined costs eligible for recovery and securitization.  The legislation also calls for system restoration costs to include carrying costs using the last approved Weighted Average Cost of Capital (WACC) from the date on which system restoration costs were incurred until the date transition bonds are issued pursuant to a financing order or until costs are otherwise recovered pursuant to SB 769.  ETI initiated its storm recovery proceeding on April 21, 2009 seeking recovery of $577.5 million of system restoration costs incurred through February 28, 2009, plus certain estimates, and authorization to recover in a financing proceeding to be subsequently filed, carrying costs on the approved system restoration costs at ETI’s WACC.  Pursuant to the legislation, the PUCT must issue its order determining the amount eligible for recovery and securitization by September 18, 2009 and its financing order by October 14, 2009.

Wholesale Regulation (FERC)
System Energy Resources, Inc.	10.94%	Recent activity: None. Background: ROE approved by July 2001 FERC order.

System Agreement	NA
Recent activity:  Oral arguments were held on May 8, 2009 on the LPSC’s DC Circuit appeal of FERC Orders approving the Operating Companies compliance filing implementing the bandwidth remedy.  On July 6, 2009, the DC Circuit denied the LPSC’s appeal.  Also, on July 27, 2009, the FERC accepted Entergy's proposed rates for the filing of the bandwidth calculation for the 2008 calendar year, effective June 1, 2009, subject to refund, and set the proceeding for hearing and settlement procedures.  A settlement judge should be appointed and a conference scheduled in August 2009.
Background:  The System Agreement case addresses the allocation of production costs among the utility operating subsidiaries.  In June 2005, the FERC issued its decision and established a bandwidth of +/- 11% to reallocate production costs and ordered that this approach be applied prospectively.  In December 2005, FERC established, among other things, that 1) the bandwidth would be applied to calendar year 2006 actual production costs and 2) 2007 would be the first possible year of payments among Entergy’s Operating Companies.  The orders were appealed and the DC Circuit remanded to the FERC for reconsideration of the FERC's conclusion it did not have the authority to order refunds and the decision to delay the implementation of the bandwidth remedy.  The remand is pending at FERC.  The Entergy Operating Companies submitted bandwidth filings for the calendar years 2006 through 2008 production costs.  The calendar year 2008 filing indicates a payment from EAI in the amount of $390 million collectively to EGSL, ETI, ELL and EMI.  On September 23, 2008, the ALJ issued a decision regarding the initial bandwidth proceeding related to calendar year 2006 production costs, that concluded that, with one exception, the Operating Company calculation was appropriate and that the Operating Companies' production costs were prudently incurred. The one exception would require the Operating Companies to calculate nuclear depreciation/decommissioning for each facility based on the NRC license life.  The hearing on the bandwidth proceeding related to calendar year 2007 production costs was held in June and parties are in the process of filing post-hearing briefs.  On September 19, 2008, FERC issued an order on rehearing in the proceeding involving the exclusion of interruptible loads from certain System Agreement calculations that concluded that FERC had authority to order refunds and that refunds were appropriate.  The APSC and the Operating Companies appealed the FERC's orders to the DC Circuit.  The System Agreement has been and continues to be the subject of ongoing litigation.  As a result, EAI and EMI submitted their eight year notices to withdraw from the System Agreement in December 2005 and November 2007, respectively, and on February 2, 2009 filed with the FERC their notices of cancellation of their respective System Agreement rate schedules, effective December 2013 and November 2015, respectively.  EAI and EMI have requested FERC issue a decision on the notices of cancellation by June 1, 2009 or, if further inquiry is necessary, that FERC institute a paper hearing to resolve the major policy and legal issues by the end of the year and then, if necessary, set any remaining factual questions for expedited hearing.  The Operating Companies are considering a Successor Arrangement for the System Agreement.  Further progress on a proposed framework for a Successor Arrangement to the System Agreement could be stalled until FERC resolves EAI’s and EMI’s notices of cancellation filing made February 2, 2009.

D.	Financial Performance Measures and Historical Performance Measures

Appendix D-1 provides comparative financial performance measures for the current quarter.  Appendix D-2 provides historical financial performance measures and operating performance metrics for the trailing eight quarters. Financial performance measures in both tables include those calculated and presented in accordance with generally accepted accounting principles (GAAP), as well as those that are considered non-GAAP measures.

As-reported measures are computed in accordance with GAAP as they include all components of earnings, including special items.  Operational measures are non-GAAP measures as they are calculated using operational earnings, which excludes the impact of special items.  A reconciliation of operational measures to as-reported measures is provided in Appendix G.

Appendix D-1: GAAP and Non-GAAP Financial Performance Measures
Second Quarter 2009 vs. 2008 (see Appendix F for definitions of certain measures)

For 12 months ending June 30	2009	2008	Change
GAAP Measures
Return on average invested capital – as-reported	7.5%	8.6%	(1.1%)
Return on average common equity – as-reported	13.7%	16.3%	(2.6%)
Net margin – as-reported	9.0%	10.2%	(1.2%)
Cash flow interest coverage	6.7	5.0	1.7
Book value per share	$44.70	$38.43	$6.27
End of period shares outstanding (millions)	196.1	190.5	5.6

Non-GAAP Measures
Return on average invested capital – operational	7.8%	8.8%	(1.0%)
Return on average common equity – operational	14.6%	17.0%	(2.4%)
Net margin – operational	9.6%	10.6%	(1.0%)

As of June 30 ($ in millions)	2009	2008	Change
GAAP Measures
Cash and cash equivalents	1,281	1,086	195
Revolver capacity	1,585	826	759
Total debt	11,510	11,768	(258)
Debt to capital ratio	55.9%	60.7%	(4.8%)
Off-balance sheet liabilities:
Debt of joint ventures – Entergy’s share	120	130	(10)
Leases – Entergy’s share	449	508	(59)
Total off-balance sheet liabilities	569	638	(69)

Non-GAAP Measures
Total gross liquidity	2,866	1,912	954
Net debt to net capital ratio	53.0%	58.3%	(5.3%)
Net debt ratio including off-balance sheet liabilities	54.3%	59.7%	(5.4%)

Appendix D-2: Historical Performance Measures (see Appendix F for definitions of measures)
	3Q07	4Q07	1Q08	2Q08	3Q08	4Q08	1Q09	2Q09	08YTD	09YTD
Financial
EPS – as-reported ($)	2.30	0.96	1.56	1.37	2.41	0.89	1.20	1.14	2.93	2.35
Less – special items ($)	0.00	(0.16)	0.00	(0.09)	(0.09)	(0.10)	(0.09)	(0.09)	(0.09)	(0.17)
EPS – operational ($)	2.30	1.12	1.56	1.46	2.50	0.99	1.29	1.23	3.02	2.52
Trailing Twelve Months
ROIC – as-reported (%)	8.6	8.3	8.8	8.6	8.1	8.1	7.6	7.5
ROIC – operational (%)	8.1	8.5	9.0	8.8	8.4	8.4	8.0	7.8
ROE – as-reported (%)	14.6	14.1	15.9	16.3	15.6	15.4	14.1	13.7
ROE – operational (%)	13.4	14.5	16.3	17.0	16.4	16.1	15.0	14.6
Cash flow interest coverage	5.3	5.0	4.9	5.0	7.0	6.5	6.5	6.7
Debt to capital ratio (%)	57.3	57.6	58.6	60.7	60.4	59.7	57.4	55.9
Net debt/net capital ratio (%)	53.9	54.7	56.5	58.3	54.9	55.6	53.4	53.0
Utility
GWh billed
Residential	11,128	7,376	8,011	7,372	10,671	6,992	7,893	7,100	15,384	14,992
Commercial & Gov’t	8,748	7,290	6,807	7,275	8,646	6,992	6,756	7,095	14,081	13,851
Industrial	10,120	9,729	9,377	9,730	10,110	8,626	8,139	8,790	19,107	16,929
Wholesale	1,413	1,666	1,290	1,440	1,431	1,240	1,387	1,313	2,729	2,700
O&M expense/MWh (t)	$15.16	$20.16	$17.26	$19.48	$14.43	$23.95	$18.51	$20.96	$18.37	$19.75
Reliability
SAIFI (u)	1.8	1.8	1.9	1.9	1.9	1.9	1.8	1.7	1.9	1.7
SAIDI (u)	188	184	191	215	227	216	209	196	215	196
Nuclear
Net MW in operation	4,998	4,998	4,998	4,998	4,998	4,998	4,998	4,998	4,998	4,998
Avg. realized price per MWh	$53.11	$51.52	$61.47	$58.22	$61.59	$56.69	$63.84	$59.22	$59.89	$61.66
Production cost/MWh (t)	$20.90	$22.64	$19.98	$23.11	$21.77	$22.77	$23.14	$24.30	$21.50	$23.69
Non-fuel O&M expense/ purchased power per MWh (t)	$22.40	$23.94	$20.20	$23.42	$21.19	$23.06	$22.44	$25.33	$21.76	$23.80
GWh billed	10,105	10,254	10,760	10,145	10,316	10,489	10,074	8,980	20,905	19,054
Capacity factor	93%	92%	97%	92%	95%	94%	92%	81%	95%	87%

(t)	4Q07 excludes the effect of the nuclear alignment special; 2009 excludes the effect of the non-utility nuclear spin-off dis-synergies special at Entergy Nuclear.
(u)	Excludes impact of major storm activity.

E.	Planned Capital Expenditures

Entergy’s capital plan from 2009 through 2011 anticipates $6.5 billion for investment, including $2.5 billion of maintenance capital, as shown in Appendix E. The remaining $4.0 billion is for specific investments such as the balance of Utility storm capital spending and the Utility’s portfolio transformation strategy, the steam generator replacement at Entergy Louisiana’s Waterford 3 nuclear unit, environmental compliance spending (i.e., spending for the installation of scrubbers and low NOx burners at Entergy Arkansas’ White Bluff coal plant), transmission upgrades, dry cask storage, nuclear license renewal efforts, NYPA value sharing, the Indian Point Independent Safety Evaluation, and other initiatives.

The three year capital plan includes $1.1 billion for the Little Gypsy repowering project.  In May 2009, the Louisiana Public Service Commission issued an order accepting Entergy Louisiana’s recommendation to place the Little Gypsy project in long-term suspension (three years or more).  Spending through December 31, 2008 was reported at $135 million.  $300 million is the total projected spending in the event Little Gypsy is canceled.  In addition, the Utility incurred additional storm spending for the January 2009 Arkansas ice storm ranging from $55 to $60 million.

Appendix E: 2009-2011 Planned Capital Expenditures
($ in millions) – Prepared January 2009
	2009	2010	2011	Total
Maintenance capital
Utility, Parent & Other	746	723	721	2,190
Entergy Nuclear	90	84	94	268
Non-Nuclear Wholesale Assets	-	-	-	-
Subtotal	836	807	815	2,458
Other capital commitments
Utility, Parent & Other	806	993	1,074	2,873
Entergy Nuclear	357	277	262	896
Non-Nuclear Wholesale Assets	-	-	-	-
Subtotal	1,163	1,270	1,336	3,769
Total Planned Capital Expenditures	1,999	2,077	2,151	6,227
Storm Capital	164	44	35	243
Total Planned Capital Expenditures Including Storm Capital	2,163	2,121	2,186	6,470

F.	Definitions

Appendix F provides definitions of certain operational performance measures, as well as GAAP and non-GAAP financial measures, all of which are referenced in this release.

Appendix F: Definitions of Operational Performance Measures and GAAP and Non-GAAP Financial Measures
Utility
GWh billed	Total number of GWh billed to all retail and wholesale customers
Operation & maintenance expense	Operation, maintenance and refueling expenses per MWh of billed sales, excluding fuel
SAIFI	System average interruption frequency index; average number per customer per year
SAIDI	System average interruption duration index; average minutes per customer per year
Number of customers	Number of customers at end of period
Competitive Businesses
Planned TWh of generation	Amount of output expected to be generated by Entergy Nuclear for nuclear units considering plant operating characteristics, outage schedules, and expected market conditions which impact dispatch
Percent of planned generation sold forward
Percent of planned generation output sold forward under contracts, forward physical contracts, forward financial contracts or options (consistent with assumptions used in earnings guidance) that may or may not require regulatory approval

Unit-contingent	Transaction under which power is supplied from a specific generation asset; if the asset is not operating, seller is generally not liable to buyer for any damages
Unit-contingent with availability guarantees
Transaction under which power is supplied from a specific generation asset; if the asset is not operating, seller is generally not liable to buyer for any damages, unless the actual availability over a specified period of time is below an availability threshold specified in the contract

Firm LD
Transaction that requires receipt or delivery of energy at a specified delivery point (usually at a market hub not associated with a specific asset) or settles financially on notional quantities; if a party fails to deliver or receive energy, defaulting party must compensate the other party as specified in the contract

Planned net MW in operation	Amount of capacity to be available to generate power considering uprates planned to be completed within the calendar year
Bundled energy & capacity contract	A contract for the sale of installed capacity and related energy, priced per megawatt-hour sold
Capacity contract	A contract for the sale of the installed capacity product in regional markets managed by ISO New England and the New York Independent System Operator
Average contract price per MWh or per kW per month
Price at which generation output and/or capacity is expected to be sold to third parties, given existing contract or option exercise prices based on expected dispatch or capacity, excluding the revenue associated with the amortization of the below-market PPA for Palisades

Average contract revenue per MWh	Price at which the combination of generation output and capacity are expected to be sold to third parties, given existing contract or option exercise prices based on expected dispatch
Entergy Nuclear
Net MW in operation	Installed capacity owned and operated by Entergy Nuclear
Average realized price per MWh	As-reported revenue per MWh billed for all non-utility nuclear operations, excluding revenue from the amortization of the Palisades below-market Power Purchase Agreement
Production cost per MWh	Fuel and non-fuel operation and maintenance expenses according to accounting standards that directly relate to the production of electricity per MWh
Non-fuel O&M expense/purchased power per MWh	Operation, maintenance and refueling expenses and purchased power per MWh billed, excluding fuel
GWh billed	Total number of GWh billed to all customers
Capacity factor	Normalized percentage of the period that the plant generates power
Refueling outage duration	Number of days lost for scheduled refueling outage during the period

Financial measures defined in the below table include measures prepared in accordance with generally accepted accounting principles, (GAAP), as well as non-GAAP measures.  Non-GAAP measures are included in this release in order to provide metrics that remove the effect of less routine financial impacts from commonly used financial metrics.

Appendix F: Definitions of Operational Performance Measures and GAAP and Non-GAAP Financial Measures (continued)
Financial Measures – GAAP
Return on average invested capital – as-reported	12-months rolling earnings adjusted to include preferred dividends and tax-effected interest expense divided by average invested capital
Return on average common equity – as-reported	12-months rolling earnings divided by average common equity
Net margin – as-reported	12-months rolling earnings divided by 12 months rolling revenue
Cash flow interest coverage	12-months cash flow from operating activities plus 12-months rolling interest paid, divided by interest expense
Book value per share	Common equity divided by end of period shares outstanding
Revolver capacity	Amount of undrawn capacity remaining on corporate and subsidiary revolvers
Total debt	Sum of short-term and long-term debt, notes payable, capital leases, and preferred stock with sinking fund on the balance sheet less non-recourse debt, if any
Debt of joint ventures (Entergy’s share)	Debt issued by Non-Nuclear Wholesale Assets business joint ventures
Leases (Entergy’s share)	Operating leases held by subsidiaries capitalized at implicit interest rate
Debt to capital	Gross debt divided by total capitalization

Financial Measures – Non-GAAP
Operational earnings	As-reported earnings applicable to common stock adjusted to exclude the impact of special items
Return on average invested capital – operational	12-months rolling operational earnings adjusted to include preferred dividends and tax-effected interest expense divided by average invested capital
Return on average common equity – operational	12-months rolling operational earnings divided by average common equity
Net margin – operational	12-months rolling operational earnings divided by 12 months rolling revenue
Earnings before interest, income taxes, depreciation and amortization and interest and dividend income (EBITDA)	Net Income plus interest expense, income taxes, depreciation and amortization and miscellaneous other income less other income
Total gross liquidity	Sum of cash and revolver capacity
Net debt to net capital	Gross debt less cash and cash equivalents divided by total capitalization less cash and cash equivalents
Net debt including off-balance sheet liabilities	Sum of gross debt and off-balance sheet debt less cash and cash equivalents divided by sum of total capitalization and off-balance sheet debt less cash and cash equivalents

G.	GAAP to Non-GAAP Reconciliations

Appendix G-1 and Appendix G-2 provide reconciliations of various non-GAAP financial measures disclosed in this release to their most comparable GAAP measure.

Appendix G-1: Reconciliation of GAAP to Non-GAAP Financial Measures – Return on Equity, Return on Invested Capital and Net Margin Metrics
($ in millions)
	3Q07	4Q07	1Q08	2Q08	3Q08	4Q08	1Q09	2Q09
As-reported earnings-rolling 12 months (A)	1,209	1,135	1,231	1,235	1,244	1,221	1,147	1,103
Preferred dividends	25	25	24	23	21	20	20	20
Tax effected interest expense	392	392	396	390	375	374	366	368
As-reported earnings, rolling 12 months including preferred dividends and tax effected interest expense (B)	1,626	1,552	1,651	1,648	1,640	1,615	1,533	1,491

Special items in prior quarters	101	0	(32)	(32)	(50)	(35)	(55)	(54)

Special items 3Q07 thru 2Q09
Nuclear fleet alignment		(32)
Nuclear spin-off costs				(18)	(17)	(20)	(17)	(17)
Total special items (C)	101	(32)	(32)	(50)	(67)	(55)	(72)	(71)

Operational earnings, rolling 12 months including preferred dividends and tax effected interest expense (B-C)	1,525	1,584	1,683	1,698	1,707	1,670	1,605	1,562

Operational earnings, rolling 12 months (A-C)	1,108	1,167	1,263	1,285	1,311	1,276	1,219	1,174

Average invested capital (D)	18,866	18,721	18,790	19,244	20,236	19,927	20,126	19,995

Average common equity (E)	8,264	8,030	7,756	7,555	7,973	7,915	8,152	8,045

Operating revenues (F)	11,311	11,484	11,655	12,150	12,825	13,094	13,018	12,275

ROIC – as-reported % (B/D)	8.6	8.3	8.8	8.6	8.1	8.1	7.6	7.5

ROIC – operational % ((B-C)/D)	8.1	8.5	9.0	8.8	8.4	8.4	8.0	7.8

ROE – as-reported % (A/E)	14.6	14.1	15.9	16.3	15.6	15.4	14.1	13.7

ROE – operational % ((A-C)/E)	13.4	14.5	16.3	17.0	16.4	16.1	15.0	14.6

Net margin – as-reported % (A/F)	10.7	9.9	10.6	10.2	9.7	9.3	8.8	9.0

Net margin – operational % ((A-C)/F)	9.8	10.2	10.8	10.6	10.2	9.7	9.4	9.6

Appendix G-2: Reconciliation of GAAP to Non-GAAP Financial Measures – Credit and Liquidity Metrics
($ in millions)
	3Q07	4Q07	1Q08	2Q08	3Q08	4Q08	1Q09	2Q09
Gross debt (A)	11,194	11,123	11,292	11,768	12,656	12,279	12,034	11,510
Less cash and cash equivalents (B)	1,467	1,254	916	1,086	2,556	1,920	1,803	1,281
Net debt (C)	9,728	9,869	10,376	10,682	10,100	10,359	10,231	10,229

Total capitalization (D)	19,529	19,297	19,276	19,401	20,944	20,557	20,975	20,588
Less cash and cash equivalents (B)	1,467	1,254	916	1,086	2,556	1,920	1,803	1,281
Net capital (E)	18,062	18,043	18,360	18,315	18,388	18,637	19,172	19,307

Debt to capital ratio % (A/D)	57.3	57.6	58.6	60.7	60.4	59.7	57.4	55.9

Net debt to net capital ratio % (C/E)	53.9	54.7	56.5	58.3	54.9	55.6	53.4	53.0

Off-balance sheet liabilities (F)	662	658	642	638	637	574	573	569

Net debt to net capital ratio including off-balance sheet liabilities % ((C+F)/(E+F))	55.5	56.3	58.0	59.7	56.4	56.9	54.7	54.3

Revolver capacity (G)	1,804	1,730	1,503	826	374	645	725	1,585

Gross liquidity (B+G)	3,271	2,984	2,419	1,912	2,930	2,565	2,528	2,866

Entergy Corporation’s common stock is listed on the New York and Chicago exchanges under the symbol “ETR”.

Additional investor information can be accessed on-line at
www.entergy.com/investor_relations

**********************************************************************************************************************
In this news release, and from time to time, Entergy Corporation makes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Forward-looking statements involve a number of risks and uncertainties.  There are factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including (a) those factors discussed in (i) Entergy’s Form 10-K for the year ended December 31, 2008, (ii) Entergy’s Form 10-Q for the quarter ended March 31, 2009, and (iii) Entergy’s other reports and filings made under the Securities Exchange Act of 1934, (b) the uncertainties associated with efforts to remediate the effects of Hurricanes Gustav and Ike and the January 2009 Arkansas ice storm and recovery of costs associated with restoration, and (c) the following transactional factors (in addition to others described elsewhere in this news release and in subsequent securities filings): (i) risks inherent in the contemplated spin-off, joint venture and related transactions (including the level of debt to be incurred by Enexus Energy Corporation and the terms and costs related thereto), (ii) legislative and regulatory actions, and (iii) conditions of the capital markets during the periods covered by the forward-looking statements.  Entergy cannot provide any assurances that the spin-off or any of the proposed transactions related thereto will be completed, nor can it give assurances as to the terms on which such transactions will be consummated.  The transaction is subject to certain conditions precedent, including regulatory approvals and the final approval by the Board of Directors of Entergy.

VII.	Financial Statements

Entergy Corporation

Consolidating Balance Sheet
June 30, 2009
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated
ASSETS

CURRENT ASSETS

Cash and cash equivalents:
Cash	$67,454	$7,807	$-	$75,261
Temporary cash investments	654,052	551,594	-	1,205,646
Total cash and cash equivalents	721,506	559,401	-	1,280,907
Securitization recovery trust account	9,100	-	-	9,100
Notes receivable	4,450	1,275,345	(1,279,795)	-
Accounts receivable:
Customer	375,043	191,497	-	566,540
Allowance for doubtful accounts	(31,220)	-	-	(31,220)
Associated companies	102,622	104,434	(207,056)	-
Other	197,175	9,070	-	206,245
Accrued unbilled revenues	353,819	-	-	353,819
Total accounts receivable	997,439	305,001	(207,056)	1,095,384
Deferred fuel costs	24,736	-	-	24,736
Accumulated deferred income taxes	69,139	-	-	69,139
Fuel inventory - at average cost	217,381	2,727	-	220,108
Materials and supplies - at average cost	511,845	287,335	-	799,180
Deferred nuclear refueling outage costs	57,693	187,643	-	245,336
System agreement cost equalization	334,286	-	-	334,286
Prepayments and other	118,290	242,049	(8,449)	351,890
TOTAL	3,065,865	2,859,501	(1,495,300)	4,430,066

OTHER PROPERTY AND INVESTMENTS

Investment in affiliates - at equity	7,263,764	(294,951)	(6,901,038)	67,775
Decommissioning trust funds	1,174,891	1,719,256	-	2,894,147
Non-utility property - at cost (less accumulated depreciation)	234,646	4,382	-	239,028
Other	107,748	10,833	(5,388)	113,193
TOTAL	8,781,049	1,439,520	(6,906,426)	3,314,143

PROPERTY, PLANT, AND EQUIPMENT

Electric	31,771,089	3,759,781	-	35,530,870
Property under capital lease	744,794	-	-	744,794
Natural gas	307,232	-	-	307,232
Construction work in progress	1,261,142	305,126	-	1,566,268
Nuclear fuel under capital lease	424,076	-	-	424,076
Nuclear fuel	177,616	493,593	-	671,209
TOTAL PROPERTY, PLANT AND EQUIPMENT	34,685,949	4,558,500	-	39,244,449
Less - accumulated depreciation and amortization	15,788,878	636,401	-	16,425,279
PROPERTY, PLANT AND EQUIPMENT - NET	18,897,071	3,922,099	-	22,819,170

DEFERRED DEBITS AND OTHER ASSETS

Regulatory assets:
SFAS 109 regulatory asset - net	622,227	-	-	622,227
Other regulatory assets	3,666,893	-	-	3,666,893
Deferred fuel costs	172,202	-	-	172,202
Goodwill	374,099	3,073	-	377,172
Other	722,876	864,118	(503,647)	1,083,347
TOTAL	5,558,297	867,191	(503,647)	5,921,841

TOTAL ASSETS	$36,302,282	$9,088,311	$(8,905,373)	$36,485,220

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
June 30, 2009
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Business	Eliminations	Consolidated
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES

Currently maturing long-term debt	$775,511	$30,173	$-	$805,684
Notes payable:
Associated companies	1,275,345	4,450	(1,279,795)	-
Other	55,034	-	-	55,034
Account payable:
Associated companies	171,541	7,913	(179,454)	-
Other	748,245	201,513	-	949,758
Customer deposits	317,865	250	-	318,115
Taxes accrued	309,855	(229,452)	-	80,403
Interest accrued	146,675	3,592	-	150,267
Deferred fuel costs	311,325	-	-	311,325
Obligations under capital leases	164,702	-	-	164,702
Pension and other postretirement liabilities	33,991	4,858	-	38,849
System agreement cost equalization	418,640	-	-	418,640
Other	118,530	98,361	(8,449)	208,442
TOTAL	4,847,259	121,658	(1,467,698)	3,501,219

NON-CURRENT LIABILITIES

Accumulated deferred income taxes and taxes accrued	5,739,153	1,216,061	-	6,955,214
Accumulated deferred investment tax credits	316,982	-	-	316,982
Obligations under capital leases	300,025	-	-	300,025
Other regulatory liabilities	360,492	-	-	360,492
Decommissioning and retirement cost liabilities	1,487,019	1,274,416	-	2,761,435
Accumulated provisions	121,650	7,953	-	129,603
Pension and other postretirement liabilities	1,711,941	428,530	-	2,140,471
Long-term debt	10,009,358	180,879	(5,388)	10,184,849
Other	529,662	767,918	(540,174)	757,406
TOTAL	20,576,282	3,875,757	(545,562)	23,906,477

Subsidiaries' preferred stock without sinking fund	186,510	82,302	(51,762)	217,050

EQUITY

Common Shareholders' Equity:
Common stock, $.01 par value, authorized 500,000,000 shares;
issued 254,772,087 shares in 2009	2,163,815	911,494	(3,072,761)	2,548
Paid-in capital	7,553,019	2,059,296	(4,237,050)	5,375,265
Retained earnings	5,282,500	1,943,953	336,134	7,562,587
Accumulated other comprehensive income (loss)	(117,791)	106,551	626	(10,614)
Less - treasury stock, at cost (58,649,184 shares in 2009)	4,283,312	12,700	(132,700)	4,163,312
Total common shareholders' equity	10,598,231	5,008,594	(6,840,351)	8,766,474
Subsidiaries' preferred stock without sinking fund	94,000	-	-	94,000
TOTAL	10,692,231	5,008,594	(6,840,351)	8,860,474

TOTAL LIABILITIES AND EQUITY	$36,302,282	$9,088,311	$(8,905,373)	$36,485,220

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
December 31, 2008
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated
ASSETS

CURRENT ASSETS

Cash and cash equivalents:
Cash	$110,203	$5,673	$-	$115,876
Temporary cash investments	1,355,498	449,117	-	1,804,615
Total cash and cash equivalents	1,465,701	454,790	-	1,920,491
Securitization recovery trust account	12,062	-	-	12,062
Notes receivable	99,330	1,333,123	(1,432,453)	-
Accounts receivable:
Customer	523,348	210,856	-	734,204
Allowance for doubtful accounts	(25,610)	-	-	(25,610)
Associated companies	139,912	84,341	(224,253)	-
Other	179,207	27,420	-	206,627
Accrued unbilled revenues	282,914	-	-	282,914
Total accounts receivable	1,099,771	322,617	(224,253)	1,198,135
Deferred fuel costs	167,092	-	-	167,092
Accumulated deferred income taxes	7,307	-	-	7,307
Fuel inventory - at average cost	213,313	2,832	-	216,145
Materials and supplies - at average cost	505,720	270,450	-	776,170
Deferred nuclear refueling outage costs	106,514	115,289	-	221,803
System agreement cost equalization	394,000	-	-	394,000
Prepayments and other	106,044	144,200	(3,060)	247,184
TOTAL	4,176,854	2,643,301	(1,659,766)	5,160,389

OTHER PROPERTY AND INVESTMENTS

Investment in affiliates - at equity	7,354,792	(296,465)	(6,992,080)	66,247
Decommissioning trust funds	1,143,391	1,688,852	-	2,832,243
Non-utility property - at cost (less accumulated depreciation)	226,333	4,782	-	231,115
Other	103,308	10,019	(5,388)	107,939
TOTAL	8,827,824	1,407,188	(6,997,468)	3,237,544

PROPERTY, PLANT, AND EQUIPMENT

Electric	30,878,491	3,616,915	-	34,495,406
Property under capital lease	745,504	-	-	745,504
Natural gas	303,769	-	-	303,769
Construction work in progress	1,458,181	254,580	-	1,712,761
Nuclear fuel under capital lease	465,374	-	-	465,374
Nuclear fuel	130,675	506,138	-	636,813
TOTAL PROPERTY, PLANT AND EQUIPMENT	33,981,994	4,377,633	-	38,359,627
Less - accumulated depreciation and amortization	15,365,659	564,854	-	15,930,513
PROPERTY, PLANT AND EQUIPMENT - NET	18,616,335	3,812,779	-	22,429,114

DEFERRED DEBITS AND OTHER ASSETS

Regulatory assets:
SFAS 109 regulatory asset - net	581,719	-	-	581,719
Other regulatory assets	3,615,104	-	-	3,615,104
Deferred fuel costs	168,122	-	-	168,122
Goodwill	374,099	3,073	-	377,172
Other	744,499	868,454	(565,299)	1,047,654
TOTAL	5,483,543	871,527	(565,299)	5,789,771
		-
TOTAL ASSETS	$37,104,556	$8,734,795	$(9,222,533)	$36,616,818

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
December 31, 2008
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES

Currently maturing long-term debt	$514,911	$29,549	$-	$544,460
Notes payable:
Associated companies	1,341,198	91,255	(1,432,453)	-
Other	55,034	-	-	55,034
Account payable:
Associated companies	97,530	126,413	(223,943)	-
Other	1,222,415	253,330	-	1,475,745
Customer deposits	302,303	-	-	302,303
Taxes accrued	175,920	(100,710)	-	75,210
Interest accrued	185,778	1,532	-	187,310
Deferred fuel costs	183,539	-	-	183,539
Obligations under capital leases	162,393	-	-	162,393
Pension and other postretirement liabilities	41,653	4,635	-	46,288
System agreement cost equalization	460,315	-	-	460,315
Other	146,808	129,549	(3,060)	273,297
TOTAL	4,889,797	535,553	(1,659,456)	3,765,894

NON-CURRENT LIABILITIES

Accumulated deferred income taxes and taxes accrued	5,718,488	847,282	-	6,565,770
Accumulated deferred investment tax credits	325,570	-	-	325,570
Obligations under capital leases	343,093	-	-	343,093
Other regulatory liabilities	280,643	-	-	280,643
Decommissioning and retirement cost liabilities	1,447,659	1,229,836	-	2,677,495
Accumulated provisions	136,449	11,003	-	147,452
Pension and other postretirement liabilities	1,731,824	446,169	-	2,177,993
Long-term debt	10,991,204	188,473	(5,388)	11,174,289
Other	735,252	720,223	(574,477)	880,998
TOTAL	21,710,182	3,442,986	(579,865)	24,573,303

Subsidiaries' preferred stock without sinking fund	186,511	82,280	(51,762)	217,029

EQUITY

Common Shareholders' Equity:
Common stock, $.01 par value, authorized 500,000,000 shares;
issued 248,174,087 shares in 2008	2,163,749	911,494	(3,072,761)	2,482
Paid-in capital	6,979,623	2,138,165	(4,248,485)	4,869,303
Retained earnings	5,494,812	1,631,437	256,470	7,382,719
Accumulated other comprehensive income (loss)	(118,904)	5,580	626	(112,698)
Less - treasury stock, at cost (58,815,518 shares in 2008)	4,295,214	12,700	(132,700)	4,175,214
Total common shareholders' equity	10,224,066	4,673,976	(6,931,450)	7,966,592
Subsidiaries' preferred stock without sinking fund	94,000	-	-	94,000
TOTAL	10,318,066	4,673,976	(6,931,450)	8,060,592

TOTAL LIABILITIES AND EQUITY	$37,104,556	$8,734,795	$(9,222,533)	$36,616,818

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
June 30, 2009 vs December 31, 2008
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated
ASSETS

CURRENT ASSETS

Cash and cash equivalents:
Cash	$(42,749)	$2,134	$-	$(40,615)
Temporary cash investments	(701,446)	102,477	-	(598,969)
Total cash and cash equivalents	(744,195)	104,611	-	(639,584)
Securitization recovery trust account	(2,962)	-	-	(2,962)
Notes receivable	(94,880)	(57,778)	152,658	-
Accounts receivable:
Customer	(148,305)	(19,359)	-	(167,664)
Allowance for doubtful accounts	(5,610)	-	-	(5,610)
Associated companies	(37,290)	20,093	17,197	-
Other	17,968	(18,350)	-	(382)
Accrued unbilled revenues	70,905	-	-	70,905
Total accounts receivable	(102,332)	(17,616)	17,197	(102,751)
Deferred fuel costs	(142,356)	-	-	(142,356)
Accumulated deferred income taxes	61,832	-	-	61,832
Fuel inventory - at average cost	4,068	(105)	-	3,963
Materials and supplies - at average cost	6,125	16,885	-	23,010
Deferred nuclear refueling outage costs	(48,821)	72,354	-	23,533
System agreement cost equalization	(59,714)	-	-	(59,714)
Prepayments and other	12,246	97,849	(5,389)	104,706
TOTAL	(1,110,989)	216,200	164,466	(730,323)

OTHER PROPERTY AND INVESTMENTS

Investment in affiliates - at equity	(91,028)	1,514	91,042	1,528
Decommissioning trust funds	31,500	30,404	-	61,904
Non-utility property - at cost (less accumulated depreciation)	8,313	(400)	-	7,913
Other	4,440	814	-	5,254
TOTAL	(46,775)	32,332	91,042	76,599

PROPERTY, PLANT, AND EQUIPMENT

Electric	892,598	142,866	-	1,035,464
Property under capital lease	(710)	-	-	(710)
Natural gas	3,463	-	-	3,463
Construction work in progress	(197,039)	50,546	-	(146,493)
Nuclear fuel under capital lease	(41,298)	-	-	(41,298)
Nuclear fuel	46,941	(12,545)	-	34,396
TOTAL PROPERTY, PLANT AND EQUIPMENT	703,955	180,867	-	884,822
Less - accumulated depreciation and amortization	423,219	71,547	-	494,766
PROPERTY, PLANT AND EQUIPMENT - NET	280,736	109,320	-	390,056

DEFERRED DEBITS AND OTHER ASSETS

Regulatory assets:
SFAS 109 regulatory asset - net	40,508	-	-	40,508
Other regulatory assets	51,789	-	-	51,789
Deferred fuel costs	4,080	-	-	4,080
Goodwill	-	-	-	-
Other	(21,623)	(4,336)	61,652	35,693
TOTAL	74,754	(4,336)	61,652	132,070

TOTAL ASSETS	$(802,274)	$353,516	$317,160	$(131,598)

*Totals may not foot due to rounding.
Entergy Corporation

Consolidating Balance Sheet
June 30, 2009 vs December 31, 2008
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES

Currently maturing long-term debt	$260,600	$624	$-	$261,224
Notes payable:
Associated companies	(65,853)	(86,805)	152,658	-
Other	-	-	-	-
Account payable:
Associated companies	74,011	(118,500)	44,489	-
Other	(474,170)	(51,817)	-	(525,987)
Customer deposits	15,562	250	-	15,812
Taxes accrued	133,935	(128,742)	-	5,193
Interest accrued	(39,103)	2,060	-	(37,043)
Deferred fuel costs	127,786	-	-	127,786
Obligations under capital leases	2,309	-	-	2,309
Pension and other postretirement liabilities	(7,662)	223	-	(7,439)
System agreement cost equalization	(41,675)	-	-	(41,675)
Other	(28,278)	(31,188)	(5,389)	(64,855)
TOTAL	(42,538)	(413,895)	191,758	(264,675)

NON-CURRENT LIABILITIES

Accumulated deferred income taxes and taxes accrued	20,665	368,779	-	389,444
Accumulated deferred investment tax credits	(8,588)	-	-	(8,588)
Obligations under capital leases	(43,068)	-	-	(43,068)
Other regulatory liabilities	79,849	-	-	79,849
Decommissioning and retirement cost liabilities	39,360	44,580	-	83,940
Accumulated provisions	(14,799)	(3,050)	-	(17,849)
Pension and other postretirement liabilities	(19,883)	(17,639)	-	(37,522)
Long-term debt	(981,846)	(7,594)	-	(989,440)
Other	(205,590)	47,695	34,303	(123,592)
TOTAL	(1,133,900)	432,771	34,303	(666,826)

Subsidiaries' preferred stock without sinking fund	(1)	22	-	21

EQUITY

Common Shareholders' Equity:
Common stock, $.01 par value, authorized 500,000,000 shares; issued
254,772,087 shares in 2009 and 248,174,087 shares in 2008	66	-	-	66
Paid-in capital	573,396	(78,869)	11,435	505,962
Retained earnings	(212,312)	312,516	79,664	179,868
Accumulated other comprehensive income (loss)	1,113	100,971	-	102,084
Less - treasury stock, at cost	(11,902)	-	-	(11,902)
Total common shareholders' equity	374,165	334,618	91,099	799,882
Subsidiaries' preferred stock without sinking fund	-	-	-	-
TOTAL	374,165	334,618	91,099	799,882

TOTAL LIABILITIES AND EQUITY	$(802,274)	$353,516	$317,160	$(131,598)

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Three Months Ended June 30, 2009
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated

OPERATING REVENUES
Electric	$1,918,996	$-	$(550)	$1,918,446
Natural gas	28,834	-	-	28,834
Competitive businesses	7,362	572,156	(6,010)	573,509
Total	1,955,192	572,156	(6,560)	2,520,789

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	457,430	63,642	-	521,071
Purchased power	312,365	16,643	(6,089)	322,919
Nuclear refueling outage expenses	26,056	34,178	-	60,234
Other operation and maintenance	484,328	212,602	(585)	696,345
Decommissioning	24,537	24,770	-	49,307
Taxes other than income taxes	97,988	24,413	-	122,401
Depreciation and amortization	223,777	36,912	-	260,689
Other regulatory charges (credits) - net	13,327	-	-	13,327
Total	1,639,808	413,160	(6,674)	2,046,293

OPERATING INCOME	315,384	158,996	114	474,496

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	15,782	-	-	15,782
Interest and dividend income	44,944	47,021	(33,073)	58,892
Other than temporary impairment losses	-	(69,203)	-	(69,203)
Equity in earnings (loss) of unconsolidated equity affiliates	241	1,128	-	1,369
Miscellaneous - net	(10,262)	(4,347)	(114)	(14,723)
Total	50,705	(25,401)	(33,187)	(7,883)

INTEREST AND OTHER CHARGES
Interest on long-term debt	122,924	2,233	-	125,157
Other interest - net	44,119	16,440	(33,073)	27,487
Allowance for borrowed funds used during construction	(8,483)	-	-	(8,483)
Total	158,560	18,673	(33,073)	144,161

INCOME BEFORE INCOME TAXES	207,529	114,922	-	322,452

Income taxes	68,496	22,145	-	90,641

CONSOLIDATED NET INCOME	139,033	92,777	-	231,811

Preferred dividend requirements of subsidiaries	4,332	665	-	4,998

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$134,701	$92,112	$-	$226,813

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$0.69	$0.47		$1.16
DILUTED	$0.68	$0.46		$1.14

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				196,105,002
DILUTED				198,243,169

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Three Months Ended June 30, 2008
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated

OPERATING REVENUES
Electric	$2,525,318	$-	$(1,096)	$2,524,222
Natural gas	53,985	-	-	53,985
Competitive businesses	7,801	684,018	(5,755)	686,064
Total	2,587,104	684,018	(6,851)	3,264,271

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	624,452	102,384	-	726,836
Purchased power	738,804	15,989	(6,590)	748,203
Nuclear refueling outage expenses	23,801	32,039	-	55,840
Other operation and maintenance	500,480	210,205	(375)	710,309
Decommissioning	23,736	23,079	-	46,816
Taxes other than income taxes	103,891	22,051	-	125,942
Depreciation and amortization	215,364	32,613	-	247,977
Other regulatory charges (credits) - net	34,239	-	-	34,239
Total	2,264,767	438,360	(6,965)	2,696,162

OPERATING INCOME	322,337	245,658	114	568,109

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	9,085	-	-	9,085
Interest and dividend income	41,403	36,312	(29,913)	47,803
Other than temporary impairment losses	-	(24,404)	-	(24,404)
Equity in earnings (loss) of unconsolidated equity affiliates	(2,509)	(63)	-	(2,572)
Miscellaneous - net	5,025	(995)	(114)	3,916
Total	53,004	10,850	(30,027)	33,828

INTEREST AND OTHER CHARGES
Interest on long-term debt	119,453	450	-	119,903
Other interest - net	35,906	22,036	(29,913)	28,030
Allowance for borrowed funds used during construction	(4,937)	-	-	(4,937)
Total	150,422	22,486	(29,913)	142,996

INCOME BEFORE INCOME TAXES	224,919	234,022	-	458,941

Income taxes	97,251	85,761	-	183,012

CONSOLIDATED NET INCOME	127,668	148,261	-	275,929

Preferred dividend requirements of subsidiaries	4,310	665	-	4,975

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$123,358	$147,596	$-	$270,954

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$0.65	$0.77		$1.42
DILUTED	$0.62	$0.75		$1.37

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				191,326,928
DILUTED				197,864,459

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Three Months Ended June 30, 2009 vs. 2008
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated

OPERATING REVENUES
Electric	$(606,322)	$-	$546	$(605,776)
Natural gas	(25,151)	-	-	(25,151)
Competitive businesses	(439)	(111,862)	(255)	(112,555)
Total	(631,912)	(111,862)	291	(743,482)

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	(167,022)	(38,742)	-	(205,765)
Purchased power	(426,439)	654	501	(425,284)
Nuclear refueling outage expenses	2,255	2,139	-	4,394
Other operation and maintenance	(16,152)	2,397	(210)	(13,964)
Decommissioning	801	1,691	-	2,491
Taxes other than income taxes	(5,903)	2,362	-	(3,541)
Depreciation and amortization	8,413	4,299	-	12,712
Other regulatory charges (credits )- net	(20,912)	-	-	(20,912)
Total	(624,959)	(25,200)	291	(649,869)

OPERATING INCOME	(6,953)	(86,662)	-	(93,613)

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	6,697	-	-	6,697
Interest and dividend income	3,541	10,709	(3,160)	11,089
Other than temporary impairment losses	-	(44,799)	-	(44,799)
Equity in earnings (loss) of unconsolidated equity affiliates	2,750	1,191	-	3,941
Miscellaneous - net	(15,287)	(3,352)	-	(18,639)
Total	(2,299)	(36,251)	(3,160)	(41,711)

INTEREST AND OTHER CHARGES
Interest on long-term debt	3,471	1,783	-	5,254
Other interest - net	8,213	(5,596)	(3,160)	(543)
Allowance for borrowed funds used during construction	(3,546)	-	-	(3,546)
Total	8,138	(3,813)	(3,160)	1,165

INCOME BEFORE INCOME TAXES	(17,390)	(119,100)	-	(136,489)

Income taxes	(28,755)	(63,616)	-	(92,371)

CONSOLIDATED NET INCOME	11,365	(55,484)	-	(44,118)

Preferred dividend requirements of subsidiaries	21	-	-	23

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$11,344	$(55,484)	$-	$(44,141)

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$0.04	$(0.30)		$(0.26)
DILUTED	$0.06	$(0.29)		$(0.23)

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Six Months Ended June 30, 2009
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated

OPERATING REVENUES
Electric	$3,947,153	$-	$(1,790)	$3,945,363
Natural gas	102,884	-	-	102,884
Competitive businesses	13,685	1,259,762	(11,792)	1,261,654
Total	4,063,722	1,259,762	(13,582)	5,309,901

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	1,235,487	131,573	-	1,367,060
Purchased power	628,897	29,755	(12,478)	646,174
Nuclear refueling outage expenses	51,146	65,867	-	117,013
Other operation and maintenance	920,778	421,945	(1,333)	1,341,389
Decommissioning	49,574	48,476	-	98,050
Taxes other than income taxes	205,537	51,262	-	256,798
Depreciation and amortization	446,097	72,445	-	518,541
Other regulatory charges (credits) - net	(16,147)	-	-	(16,147)
Total	3,521,369	821,323	(13,811)	4,328,878

OPERATING INCOME	542,353	438,439	229	981,023

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	32,730	-	-	32,730
Interest and dividend income	84,055	87,438	(66,214)	105,278
Other than temporary impairment losses	-	(84,939)	-	(84,939)
Equity in earnings (loss) of unconsolidated equity affiliates	189	(1,947)	-	(1,758)
Miscellaneous - net	(15,343)	(9,322)	(228)	(24,895)
Total	101,631	(8,770)	(66,442)	26,416

INTEREST AND OTHER CHARGES
Interest on long-term debt	248,765	4,358	-	253,123
Other interest - net	84,825	28,169	(66,213)	46,780
Allowance for borrowed funds used during construction	(18,294)	-	-	(18,294)
Total	315,296	32,527	(66,213)	281,609

INCOME BEFORE INCOME TAXES	328,688	397,142	-	725,830

Income taxes	125,284	128,402	-	253,686

CONSOLIDATED NET INCOME	203,404	268,740	-	472,144

Preferred dividend requirements of subsidiaries	8,665	1,331	-	9,996

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$194,739	$267,409	$-	$462,148

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$1.00	$1.38		$2.38
DILUTED	$1.00	$1.35		$2.35

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				194,359,001
DILUTED				198,150,768

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Six Months Ended June 30, 2008
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated

OPERATING REVENUES
Electric	$4,572,253	$-	$(1,804)	$4,570,449
Natural gas	143,380	-	-	143,380
Competitive businesses	13,809	1,413,295	(11,928)	1,415,176
Total	4,729,442	1,413,295	(13,732)	6,129,005

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	1,079,035	188,302	-	1,267,337
Purchased power	1,350,655	31,402	(13,211)	1,368,845
Nuclear refueling outage expenses	43,138	63,961	-	107,098
Other operation and maintenance	920,416	401,910	(749)	1,321,577
Decommissioning	47,061	45,751	-	92,812
Taxes other than income taxes	189,677	44,835	-	234,513
Depreciation and amortization	427,787	65,175	-	492,962
Other regulatory charges (credits) - net	69,519	-	-	69,519
Total	4,127,288	841,336	(13,960)	4,954,663

OPERATING INCOME	602,154	571,959	228	1,174,342

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	18,371	-	-	18,371
Interest and dividend income	84,725	77,463	(56,448)	105,740
Other than temporary impairment losses	-	(28,060)	-	(28,060)
Equity in earnings (loss) of unconsolidated equity affiliates	(2,024)	(1,477)	-	(3,501)
Miscellaneous - net	(1,022)	(6,389)	(228)	(7,640)
Total	100,050	41,537	(56,676)	84,910

INTEREST AND OTHER CHARGES
Interest on long-term debt	242,524	523	-	243,047
Other interest - net	76,660	40,355	(56,448)	60,567
Allowance for borrowed funds used during construction	(10,053)	-	-	(10,053)
Total	309,131	40,878	(56,448)	293,561

INCOME BEFORE INCOME TAXES	393,073	572,618	-	965,691

Income taxes	165,778	210,237	-	376,015

CONSOLIDATED NET INCOME	227,295	362,381	-	589,676

Preferred dividend requirements of subsidiaries	8,642	1,331	-	9,973

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$218,653	$361,050	$-	$579,703

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$1.14	$1.88		$3.02
DILUTED	$1.11	$1.82		$2.93

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				191,983,266
DILUTED				198,101,863

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Six Months Ended June 30, 2009 vs. 2008
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated

OPERATING REVENUES
Electric	$(625,100)	$-	$14	$(625,086)
Natural gas	(40,496)	-	-	(40,496)
Competitive businesses	(124)	(153,533)	136	(153,522)
Total	(665,720)	(153,533)	150	(819,104)

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	156,452	(56,729)	-	99,723
Purchased power	(721,758)	(1,647)	733	(722,671)
Nuclear refueling outage expenses	8,008	1,906	-	9,915
Other operation and maintenance	362	20,035	(584)	19,812
Decommissioning	2,513	2,725	-	5,238
Taxes other than income taxes	15,860	6,427	-	22,285
Depreciation and amortization	18,310	7,270	-	25,579
Other regulatory charges (credits )- net	(85,666)	-	-	(85,666)
Total	(605,919)	(20,013)	149	(625,785)

OPERATING INCOME	(59,801)	(133,520)	1	(193,319)

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	14,359	-	-	14,359
Interest and dividend income	(670)	9,975	(9,766)	(462)
Other than temporary impairment losses	-	(56,879)	-	(56,879)
Equity in earnings (loss) of unconsolidated equity affiliates	2,213	(470)	-	1,743
Miscellaneous - net	(14,321)	(2,933)	-	(17,255)
Total	1,581	(50,307)	(9,766)	(58,494)

INTEREST AND OTHER CHARGES
Interest on long-term debt	6,241	3,835	-	10,076
Other interest - net	8,165	(12,186)	(9,765)	(13,787)
Allowance for borrowed funds used during construction	(8,241)	-	-	(8,241)
Total	6,165	(8,351)	(9,765)	(11,952)

INCOME BEFORE INCOME TAXES	(64,385)	(175,476)	-	(239,861)

Income taxes	(40,494)	(81,835)	-	(122,329)

CONSOLIDATED NET INCOME	(23,891)	(93,641)	-	(117,532)

Preferred dividend requirements of subsidiaries	22	-	-	23

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$(23,913)	$(93,641)	$-	$(117,555)

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$(0.14)	$(0.50)		$(0.64)
DILUTED	$(0.11)	$(0.47)		$(0.58)

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Twelve Months Ended June 30, 2009
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated

OPERATING REVENUES
Electric	$9,451,674	$-	$(3,601)	$9,448,073
Natural gas	201,360	-	-	201,360
Competitive businesses	28,888	2,617,549	(21,217)	2,625,220
Total	9,681,922	2,617,549	(24,818)	12,274,653

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	3,368,857	308,631	-	3,677,488
Purchased power	1,735,984	55,361	(22,815)	1,768,530
Nuclear refueling outage expenses	100,229	131,445	-	231,674
Other operation and maintenance	1,930,142	834,889	(2,458)	2,762,573
Decommissioning	98,334	96,314	-	194,648
Taxes other than income taxes	421,535	97,701	-	519,236
Depreciation and amortization	914,942	141,498	-	1,056,440
Other regulatory charges (credits) - net	(25,783)	-	-	(25,783)
Total	8,544,240	1,665,839	(25,273)	10,184,806

OPERATING INCOME	1,137,682	951,710	455	2,089,847

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	58,881	-	-	58,881
Interest and dividend income	155,622	164,663	(122,875)	197,410
Other than temporary impairment losses	-	(106,535)	-	(106,535)
Equity in earnings (loss) of unconsolidated equity affiliates	53	(9,993)	-	(9,940)
Miscellaneous - net	(28,370)	(197)	(455)	(29,022)
Total	186,186	47,938	(123,330)	110,794

INTEREST AND OTHER CHARGES
Interest on long-term debt	505,921	5,054	-	510,975
Other interest - net	184,540	57,838	(122,875)	119,503
Allowance for borrowed funds used during construction	(33,508)	-	-	(33,508)
Total	656,953	62,892	(122,875)	596,970

INCOME BEFORE INCOME TAXES	666,915	936,756	-	1,603,671

Income taxes	251,500	229,169	-	480,669

CONSOLIDATED NET INCOME	415,415	707,587	-	1,123,002

Preferred dividend requirements of subsidiaries	17,329	2,662	-	19,991

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$398,086	$704,925	$-	$1,103,011

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$2.07	$3.67		$5.74
DILUTED	$2.09	$3.55		$5.64

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				192,100,820
DILUTED				198,179,481

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Twelve Months Ended June 30, 2008
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated

OPERATING REVENUES
Electric	$9,313,462	$-	$(2,814)	$9,310,648
Natural gas	221,592	-	-	221,592
Competitive businesses	29,258	2,612,090	(23,596)	2,617,752
Total	9,564,312	2,612,090	(26,410)	12,149,992

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	2,471,018	348,139	-	2,819,157
Purchased power	2,278,993	57,479	(25,915)	2,310,557
Nuclear refueling outage expenses	79,639	120,842	-	200,481
Other operation and maintenance	1,905,135	863,000	(951)	2,767,184
Decommissioning	92,466	88,334	-	180,800
Taxes other than income taxes	395,186	89,355	-	484,541
Depreciation and amortization	858,537	127,073	-	985,610
Other regulatory charges (credits) - net	87,588	-	-	87,588
Total	8,168,562	1,694,222	(26,866)	9,835,918

OPERATING INCOME	1,395,750	917,868	456	2,314,074

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	36,396	-	-	36,396
Interest and dividend income	181,732	146,348	(99,401)	228,679
Other than temporary impairment losses	-	(28,060)	-	(28,060)
Equity in earnings (loss) of unconsolidated equity affiliates	(1,739)	(687)	-	(2,426)
Miscellaneous - net	(5,599)	(14,666)	(456)	(20,721)
Total	210,790	102,935	(99,857)	213,868

INTEREST AND OTHER CHARGES
Interest on long-term debt	498,659	3,321	-	501,980
Other interest - net	184,344	65,878	(99,428)	150,794
Allowance for borrowed funds used during construction	(20,170)	-	-	(20,170)
Total	662,833	69,199	(99,428)	632,604

INCOME BEFORE INCOME TAXES	943,707	951,604	27	1,895,338

Income taxes	374,606	263,309	-	637,915

CONSOLIDATED NET INCOME	569,101	688,295	27	1,257,423

Preferred dividend requirements of subsidiaries	19,628	3,013	27	22,668

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$549,473	$685,282	$-	$1,234,755

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$2.84	$3.55		$6.39
DILUTED	$2.76	$3.44		$6.20

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				193,211,703
DILUTED				199,313,580

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Twelve Months Ended June 30, 2009 vs. 2008
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated

OPERATING REVENUES
Electric	$138,212	$-	$(787)	$137,425
Natural gas	(20,232)	-	-	(20,232)
Competitive businesses	(370)	5,459	2,379	7,468
Total	117,610	5,459	1,592	124,661

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	897,839	(39,508)	-	858,331
Purchased power	(543,009)	(2,118)	3,100	(542,027)
Nuclear refueling outage expenses	20,590	10,603	-	31,193
Other operation and maintenance	25,007	(28,111)	(1,507)	(4,611)
Decommissioning	5,868	7,980	-	13,848
Taxes other than income taxes	26,349	8,346	-	34,695
Depreciation and amortization	56,405	14,425	-	70,830
Other regulatory charges (credits )- net	(113,371)	-	-	(113,371)
Total	375,678	(28,383)	1,593	348,888

OPERATING INCOME	(258,068)	33,842	(1)	(224,227)

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	22,485	-	-	22,485
Interest and dividend income	(26,110)	18,315	(23,474)	(31,269)
Other than temporary impairment losses	-	(78,475)	-	(78,475)
Equity in earnings (loss) of unconsolidated equity affiliates	1,792	(9,306)	-	(7,514)
Miscellaneous - net	(22,771)	14,469	1	(8,301)
Total	(24,604)	(54,997)	(23,473)	(103,074)

INTEREST AND OTHER CHARGES
Interest on long-term debt	7,262	1,733	-	8,995
Other interest - net	196	(8,040)	(23,447)	(31,291)
Allowance for borrowed funds used during construction	(13,338)	-	-	(13,338)
Total	(5,880)	(6,307)	(23,447)	(35,634)

INCOME BEFORE INCOME TAXES	(276,792)	(14,848)	(27)	(291,667)

Income taxes	(123,106)	(34,140)	-	(157,246)

CONSOLIDATED NET INCOME	(153,686)	19,292	(27)	(134,421)

Preferred dividend requirements of subsidiaries	(2,299)	(351)	(27)	(2,677)

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$(151,387)	$19,643	$-	$(131,744)

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$(0.77)	$0.12		$(0.65)
DILUTED	$(0.67)	$0.11		$(0.56)

*Totals may not foot due to rounding.

Entergy Corporation

Consolidated Cash Flow Statement
Three Months Ended June 30, 2009 vs. 2008
(Dollars in thousands)
(Unaudited)

	2009	2008	Variance

OPERATING ACTIVITIES
Consolidated net income	$231,811	$275,929	$(44,118)
Adjustments to reconcile consolidated net income to net cash flow provided by operating activities:
Reserve for regulatory adjustments	(2,840)	101	(2,941)
Other regulatory charges (credits) - net	13,327	34,239	(20,912)
Depreciation, amortization, and decommissioning	309,997	294,793	15,204
Deferred income taxes, investment tax credits, and non-current taxes accrued	94,419	267,353	(172,934)
Equity in earnings (loss) of unconsolidated equity affiliates - net of dividends	(1,369)	2,572	(3,941)
Changes in working capital:
Receivables	(100,540)	(207,436)	106,896
Fuel inventory	13,668	10,408	3,260
Accounts payable	75,831	347,981	(272,150)
Taxes accrued	17,977	-	17,977
Interest accrued	370	(14,561)	14,931
Deferred fuel	(9,446)	(359,794)	350,348
Other working capital accounts	(36,587)	(36,600)	13
Provision for estimated losses and reserves	(19,923)	6,646	(26,569)
Changes in other regulatory assets	(7,695)	(605)	(7,090)
Other	62,730	(155,627)	218,357
Net cash flow provided by operating activities	641,730	465,399	176,331

INVESTING ACTIVITIES
Construction/capital expenditures	(476,319)	(405,501)	(70,818)
Allowance for equity funds used during construction	15,783	9,085	6,698
Nuclear fuel purchases	(30,678)	(47,106)	16,428
Proceeds from sale/leaseback of nuclear fuel	10,170	39,653	(29,483)
Proceeds from sale of assets and businesses	8,654	30,725	(22,071)
Insurance proceeds received for property damages	-	63,088	(63,088)
Changes in transition charge account	10,793	17,523	(6,730)
Decrease (increase) in other investments	9,772	(103,140)	112,912
Proceeds from nuclear decommissioning trust fund sales	699,040	490,463	208,577
Investment in nuclear decommissioning trust funds	(719,894)	(514,813)	(205,081)
Net cash flow used in investing activities	(472,679)	(420,023)	(52,656)

FINANCING ACTIVITIES
Proceeds from the issuance of:
Long-term debt	293,317	1,255,543	(962,226)
Common stock and treasury stock	1,764	23,192	(21,428)
Retirement of long-term debt	(807,767)	(945,166)	137,399
Repurchase of common stock	-	(211,430)	211,430
Changes in credit line borrowings - net	(25,000)	150,000	(175,000)
Dividends paid:
Common stock	(147,074)	(143,593)	(3,481)
Preferred stock	(4,997)	(2,760)	(2,237)
Net cash flow provided by (used in) financing activities	(689,757)	125,786	(815,543)

Effect of exchange rates on cash and cash equivalents	(1,345)	(447)	(898)

Net increase (decrease) in cash and cash equivalents	(522,051)	170,715	(692,766)

Cash and cash equivalents at beginning of period	1,802,958	915,706	887,252

Cash and cash equivalents at end of period	$1,280,907	$1,086,421	$194,486

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid (received) during the period for:
Interest - net of amount capitalized	$144,294	$156,290	$(11,996)
Income taxes	$12,000	$125,699	$(113,699)

Entergy Corporation

Consolidated Cash Flow Statement
Six Months Ended June 30, 2009 vs. 2008
(Dollars in thousands)
(Unaudited)

	2009	2008	Variance

OPERATING ACTIVITIES
Consolidated net income	$472,144	$589,676	$(117,532)
Adjustments to reconcile consolidated net income to net cash flow provided by operating activities:
Reserve for regulatory adjustments	(1,630)	(2,808)	1,178
Other regulatory charges (credits) - net	(16,147)	69,519	(85,666)
Depreciation, amortization, and decommissioning	616,591	585,774	30,817
Deferred income taxes, investment tax credits, and non-current taxes accrued	249,448	365,337	(115,889)
Equity in earnings (loss) of unconsolidated equity affiliates - net of dividends	1,758	3,501	(1,743)
Changes in working capital:
Receivables	1,888	(216,810)	218,698
Fuel inventory	(3,963)	(12,257)	8,294
Accounts payable	(58,177)	357,503	(415,680)
Taxes accrued	5,193	-	5,193
Interest accrued	(37,043)	(48,799)	11,756
Deferred fuel	266,062	(555,444)	821,506
Other working capital accounts	(157,092)	(218,001)	60,909
Provision for estimated losses and reserves	(18,642)	10,680	(29,322)
Changes in other regulatory assets	(455,577)	39,964	(495,541)
Other	151,536	(54,266)	205,802
Net cash flow provided by operating activities	1,016,349	913,569	102,780

INVESTING ACTIVITIES
Construction/capital expenditures	(932,056)	(778,818)	(153,238)
Allowance for equity funds used during construction	32,730	18,371	14,359
Nuclear fuel purchases	(149,568)	(217,487)	67,919
Proceeds from sale/leaseback of nuclear fuel	21,210	152,353	(131,143)
Proceeds from sale of assets and businesses	8,654	30,725	(22,071)
Payment for purchase of plant	-	(56,409)	56,409
Insurance proceeds received for property damages	-	63,088	(63,088)
Changes in transition charge account	2,962	9,171	(6,209)
NYPA value sharing payment	(72,000)	(72,000)	-
Decrease (increase) in other investments	17,111	(95,166)	112,277
Proceeds from nuclear decommissioning trust fund sales	1,282,206	748,181	534,025
Investment in nuclear decommissioning trust funds	(1,330,730)	(809,653)	(521,077)
Net cash flow used in investing activities	(1,119,481)	(1,007,644)	(111,837)

FINANCING ACTIVITIES
Proceeds from the issuance of:
Long-term debt	783,304	1,800,543	(1,017,239)
Common stock and treasury stock	2,691	27,862	(25,171)
Retirement of long-term debt	(1,022,790)	(1,383,393)	360,603
Repurchase of common stock	-	(369,612)	369,612
Changes in credit line borrowings - net	-	150,000	(150,000)
Dividends paid:
Common stock	(289,159)	(288,172)	(987)
Preferred stock	(9,995)	(10,030)	35
Net cash flow used in financing activities	(535,949)	(72,802)	(463,147)

Effect of exchange rates on cash and cash equivalents	(503)	(430)	(73)

Net increase (decrease) in cash and cash equivalents	(639,584)	(167,307)	(472,277)

Cash and cash equivalents at beginning of period	1,920,491	1,253,728	666,763

Cash and cash equivalents at end of period	$1,280,907	$1,086,421	$194,486

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid (received) during the period for:
Interest - net of amount capitalized	$321,186	$340,077	$(18,891)
Income taxes	$(3,139)	$127,856	$(130,995)

Noncash financing activities:
Long-term debt retired (equity unit notes)	$(500,000)	-	$(500,000)
Common stock issued in settlement of equity unit purchase contracts	$500,000	-	$500,000

Entergy Corporation

Consolidated Cash Flow Statement
Twelve Months Ended June 30, 2009 vs. 2008
(Dollars in thousands)
(Unaudited)

	2009	2008	Variance

OPERATING ACTIVITIES
Consolidated net income	$1,123,002	$1,257,423	$(134,421)
Adjustments to reconcile consolidated net income to net cash flow provided by operating activities:
Reserve for regulatory adjustments	(7,107)	(26,420)	19,313
Other regulatory charges (credits) - net	(25,783)	87,588	(113,371)
Depreciation, amortization, and decommissioning	1,251,088	1,166,411	84,677
Deferred income taxes, investment tax credits, and non-current taxes accrued	218,059	164,146	53,913
Equity in earnings (loss) of unconsolidated equity affiliates - net of dividends	9,940	2,426	7,514
Changes in working capital:
Receivables	297,351	(156,368)	453,719
Fuel inventory	733	(12,169)	12,902
Accounts payable	(438,905)	391,557	(830,462)
Taxes accrued	80,403	2,086	78,317
Interest accrued	11,104	(7,921)	19,025
Deferred fuel	783,006	(592,237)	1,375,243
Other working capital accounts	(11,463)	(121,495)	110,032
Provision for estimated losses and reserves	(16,860)	(104,853)	87,993
Changes in other regulatory assets	(819,752)	161,711	(981,463)
Changes in pensions and other postretirement liabilities	843,698	(160,436)	1,004,134
Other	128,594	457,758	(329,164)
Net cash flow provided by operating activities	3,427,108	2,509,207	917,901

INVESTING ACTIVITIES
Construction/capital expenditures	(2,365,493)	(1,639,733)	(725,760)
Allowance for equity funds used during construction	58,882	36,396	22,486
Nuclear fuel purchases	(356,032)	(406,891)	50,859
Proceeds from sale/leaseback of nuclear fuel	165,954	197,234	(31,280)
Proceeds from sale of assets and businesses	8,654	30,725	(22,071)
Payment for purchase of plant	(210,414)	(56,409)	(154,005)
Insurance proceeds received for property damages	67,026	64,111	2,915
Changes in transition charge account	1,002	(10,102)	11,104
NYPA value sharing payment	(72,000)	(72,000)	-
Decrease (increase) in other investments	39,444	(127,415)	166,859
Proceeds from nuclear decommissioning trust fund sales	2,186,302	1,318,351	867,951
Investment in nuclear decommissioning trust funds	(2,225,258)	(1,443,333)	(781,925)
Net cash flow used in investing activities	(2,701,933)	(2,109,066)	(592,867)

FINANCING ACTIVITIES
Proceeds from the issuance of:
Long-term debt	2,439,456	2,624,556	(185,100)
Preferred stock	-	10,000	(10,000)
Common stock and treasury stock	9,604	52,986	(43,382)
Retirement of long-term debt	(2,126,203)	(2,053,432)	(72,771)
Repurchase of common stock	(142,739)	(759,730)	616,991
Redemption of preferred stock	-	(55,577)	55,577
Changes in credit line borrowings - net	(120,000)	150,000	(270,000)
Dividends paid:
Common stock	(574,032)	(580,027)	5,995
Preferred stock	(19,990)	(22,561)	2,571
Net cash flow used in financing activities	(533,904)	(633,785)	99,881

Effect of exchange rates on cash and cash equivalents	3,215	(157)	3,372

Net increase (decrease) in cash and cash equivalents	194,486	(233,801)	428,287

Cash and cash equivalents at beginning of period	1,086,421	1,320,222	(233,801)

Cash and cash equivalents at end of period	$1,280,907	$1,086,421	$194,486

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid (received) during the period for:
Interest - net of amount capitalized	$593,397	$654,045	$(60,648)
Income taxes	$6,239	$275,914	$(269,675)

Noncash investing and financing activities:
Long-term debt retired (equity unit notes)	$(500,000)	-	$(500,000)
Common stock issued in settlement of equity unit purchase contracts	$500,000	-	$500,000